Exhibit 10.2

MASTER DEVELOPMENT AGREEMENT

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF THE
PROVINCE OF BRITISH COLUMBIA

AND:

BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP

MASTER DEVELOPMENT AGREEMENT

MASTER DEVELOPMENT AGREEMENT

THIS AGREEMENT is dated for reference and as of February 23, 2017.

BETWEEN

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF BRITISH COLUMBIA, as represented by the Minister of Forests, Lands and Natural Resource Operations, Parliament Buildings, Victoria, British Columbia V8V 1X4

(the "Province")

AND

BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP, a limited partnership registered in British Columbia under Registration #LP567076 and having its registered office at 4545 Blackcomb Way, Whistler, British Columbia V0N 1B4

(the "Developer")

WHEREAS:

A.
The Developer has been operating the Blackcomb Ski Resort pursuant to an agreement with the Province dated month day, year, as amended by agreements dated September 1, 1981; December 10, 1982; December 23, 1983; June 7, 1984; April 18, 1985; December 2, 1985; July 15, 1986; July 25, 1986; August 1, 1989; March 1, 1990; March 30, 1990; August 15, 1990; October 30, 1990; October 31, 1990; October 1, 1991; October 31, 1997; February 1998; September 14, 1999; November 27, 2001; November 5, 2010; and November 9, 2010 (defined in Article I as the “Prior Agreement”).

B.	The Developer wishes to expand certain Recreation Improvements in the Resort and to develop the Base Area on land that is owned by the Province.

C.	The Developer has submitted a detailed Resort Master Plan to the Province outlining its proposals and the Resort Master Plan has been approved by the Province.

D.
By way of this Agreement, the parties wish to replace the Prior Agreement, incorporate the approved Resort Master Plan, and otherwise set out their respective rights and obligations with respect to the Resort.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I - INTERPRETATION

1.01	In this Agreement and the recitals to it, unless the context otherwise requires

"Access Route" means an access:

(a)	required under section 6.04; or

(b)
by way of dedicated provincial or municipal highway, easement or right-of-way, whether Existing or which the Developer is required by Government Agencies or Regulatory Authorities to provide in the Controlled Recreation Area, to Parking Facilities and Improvements;

“Acquisition of Control” means, in respect of any Person, such Person becoming the beneficial owner, directly or indirectly, of Voting Shares which carry more than 50% of the combined voting powers of the outstanding Voting Shares;

"Adventure Tourism Policy" means the policy of the Province in effect, from time to time, relating to commercial recreation activities on Crown Land other than activities governed by the All Seasons Resort Policy and the General Commercial Policy of the Province;

"All Seasons Resort" as defined by the All Seasons Resort Policy;

"All Seasons Resort Policy" means the policy of the Province in effect, from time to time, relating to major resort development projects that lie partly or entirely on Crown Land;

"Anniversary" means an anniversary of the Reference Date;

"Application" means an application to the Province under this Agreement for a disposition of an interest in Crown Land;

"Appraiser" means a Person designated as an appraiser by the British Columbia Association of the Appraisal Institute of Canada;

"Appraised Land Value" means, in reference to any parcel of Crown Land, the fair market value of such parcel, excluding the timber on it, valued in accordance with its intended use as land fully serviced to the parcel boundaries, regardless of any zoning or servicing then existing for such land, as of the first day of the applicable period in section 7.02 which value will be determined by an Appraiser under Article VII, provided that in no case will the Appraised Land Value be less than $10,000.00 for any parcel of Crown Land;

"Appraised Timber Value" means, in reference to the timber on any parcel of Crown Land, the stumpage value of the Merchantable Timber on such parcel as of the day of the Application for the land under Article VII using stumpage rates provided by the Ministry of Forests, Lands and Natural Resource Operations (or any successor Provincial ministry responsible for determining stumpage rates) using the timber cruise report obtained in accordance with section 7.10, provided that if stumpage rates are at any time no longer set in respect of Crown timber, the Appraised Timber Value will be the fair market value of such timber as of the day of the Application for the land under Article VII determined by qualified professional selected by the Province, which professional will be required to use the timber cruise report obtained in accordance with section 7.10 and comply with policies of the Province then in effect in respect of the valuation and sale of Crown timber;

"Approved Lender" means a lender taking a mortgage, pledge, charge or other encumbrance against the Interest and approved by the Province pursuant to section 16.04;

"Arbitration" means arbitration in accordance with Article XX;

"Arm’s Length Party" means a Person:

(i)
who deals at arm’s length with the Developer and in which none of the Developer, a Partner, the Shareholders, or any spouse or child of the Developer or any of the Partners or Shareholders, has any direct or indirect financial interest including as a shareholder, member, beneficiary or otherwise; or

(ii)	is designated in writing by the Province to be an arm’s length party;

"Balanced Resort Capacity" means the Comfortable Carrying Capacity of all of a Resort’s Recreational Improvements, as limited by the Servicing Capacity, as described in Schedule “D”;

"Base Area" means that part of the Development Area shown or defined as the Base Area in the Resort Master Plan, as amended and endorsed with approval of the Province from time to time;

"Base Area Phase" means a phase of Development of the Base Area which is in a Phase, as described in the Phasing Schedule;

"Bed Unit" means public or private overnight accommodation for one person in the Base Area (which unit is also commonly referred to as a "pillow" in the ski resort industry in British Columbia);

"Capital Budget" in reference to a Mountain Phase, means the capital budget for the construction of Improvements and Access Routes in that Mountain Phase;

"Comfortable Carrying Capacity" means the maximum number of visitors that can utilize a specific Recreation Improvement per day such that the recreational expectations of the visitors are met without compromising the physical, environmental and social characteristics of the site;

"Commercial Recreation Activity" means a recreational activity within the Controlled Recreation Area covered by the Adventure Tourism Policy;

"Commercial Recreation Tenure" means a disposition issued to the Developer under the Land Act in accordance with the Adventure Tourism Policy over all or part of the Controlled Recreation Area;

"Consideration" in connection with a Person means all receipts, receivables and other direct and indirect consideration and other benefits to that Person, its directors, officers and shareholders and, in the case of the Developer, its Partners, the Shareholders and Related Parties, and parties associated with any of the foregoing;

"Construction and Completion Schedule" means a construction and completion schedule submitted from time to time indicating the general sequence and timetable for construction of the Improvements and Access Routes to be constructed in each Mountain Phase;

"Controlled Recreation Area" means, at any given time during the Term, Crown Land within the Development Area, excluding provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, will be responsible;

"Controlled Recreation Area Licence" means the licence granted under section 4.01;

"Corresponding Base Area Phase", in reference to a Phase or Mountain Phase, means the Base Area Phase included in or accompanying the same Phase;

"Corresponding Mountain Phase", in reference to a Phase or Base Area Phase, means the Mountain Phase included in or accompanying the same Phase;

"Crown Land" means Crown land as defined by the Land Act at any time and from time to time;

"Day Use Facility" means any building that is, or will be, constructed on Crown Land that is designed to provide day use facilities for patrons, including cafeteria/restaurant facilities, brown bag facilities, changing areas, sanitation facilities and holding facilities for injured patrons;

"Designated Authority" means the individual or office designated by the minister responsible for the Ministry of Lands, Parks and Housing Act, or any successor Act, or any corporation to which such minister has delegated his authority;

"Development" means the development contemplated by the Resort Master Plan and this Agreement;

"Development Area" means the Crown Land and the private land described in Schedule “A”;

"Environmental Monitor" is an individual employed or contracted by the Developer who is responsible for monitoring environmental impacts of the Development and/or operational activities, and implementing mitigative measures in the event that environmental impacts emerge. The Environmental Monitor will also report on and ensure compliance with environmental standards and conditions of this Agreement, and will have the authority to direct development and operational staff in such a manner as to avoid environmental damage;

"Event of Default" means an event referred to in section 15.01;

"Existing" when referred to in reference to an Improvement or an Access Route means existing within the Controlled Recreation Area on the Reference Date;

"Fees" means the charges, licence fees and rent to be calculated and paid to the Province in accordance with Article V;

"Financial Information" means the financial statements for the Developer for its financial period ending the Last Year End;

"Financial Year" means the financial year of the Developer ending on September 30 in each year during the term of this Agreement or any other date as may be agreed to in writing by the Province;

“General Partner” means the operating general partner of the Developer, being Whistler Blackcomb Holdings Inc. as of the Reference Date;

"Golf Course" means the Golf Course to be constructed on the Golf Course Land as is described as such in the Resort Master Plan and includes clubhouse, proshop, restaurant, bar and banquet facilities, cart paths, washrooms, parking lots, maintenance and equipment buildings and those other similar and related facilities, service, service road or other similar works installed, constructed by or for the Developer on the Golf Course Land other than a Utility;

“Golf Course Land” means that portion of the Base Area described as such in the Resort Master Plan and which has not been transferred from time to time in fee simple from the Province to the Developer or otherwise in accordance with this Agreement;

“Golf Revenue” shall have the meaning set out in Article V;

“Government Agencies” means all ministries and agencies of the Province having jurisdiction over the Development or charged by a statute of the Province with the regulation, control or supervision of the construction of Improvements, which ministries and agencies include, but are not limited to, the Comptroller (as defined in the Water Sustainability Act), the Environmental Appeal Board established under the Environment Management Act, an approving officer appointed under the Land Title Act and the ministries of the Province having responsibility for but not limited to lands, parks, highways, forests and the environment;

“Gross Revenue” shall have the meaning set out in Article V;

“Improvements” means the Recreation Improvements, the Golf Course and the Utilities;

“Independent Operator” means an Arm’s Length Party who enters into a contract with the Developer for the operation of a Commercial Recreation Activity;

“Independent Operator Revenue” shall have the meaning set out in Article V;

“Industry Standards” those standards, actions or activities related to development and operation of an All Seasons Resort that are generally accepted by the applicable industry in British Columbia;

“Interest” means the rights of the Developer under this Agreement and the Tenures and the business and operations of the Developer in connection with this Agreement and the Tenures, including without limitation any rights held on behalf of the Developer by its General Partner or other nominee, but excluding:

land held in fee simple by the Developer outside the Development Area or private land held in fee simple by the Developer within the Development Area that is not subject to an option to purchase in favour of the Province in accordance with section 6.06 or subject to a Statutory Right of Way in favour of the province in accordance with Schedule A, or land held in fee simple to which the Developer has covenanted to the Province in accordance with Schedule J;

any interest held by the Developer in land outside of the Development Area; and

the business or operation of the Developer carried on outside of the Development Area that is not part of the business and operation of the Developer in connection with this Agreement and the Tenures;

“Interim Agreement” means an agreement of a temporary nature between the Province and a sole proponent for the purposes of conducting investigative studies on Crown Land, under the authority of a licence of occupation and in preparation of a Resort Master Plan. An Interim Agreement does not authorize the placement of any structures or improvements on Crown Land.

“Interim Parking Facility” means any vehicular parking lot in the Controlled Recreation Area that the Developer intends to use to provide interim or temporary parking space for users of the Improvements, employees of the Developer and its contractors until Parking Facilities are built as contemplated in the Resort Master Plan;

“Land Title Office” means the New Westminster Land Title Office or any successor to it;

“Last Year End” means the most recent completed financial period of the Developer;

“Lease” means a use of land for Improvements such as a Day Use Facility, public parking areas, Maintenance Facilities, or similar facility, that is already approved within the Resort Master Plan, creates an Interest in the land, and requires a legal survey, as is set out in Schedule “E;”

“Licence” means a temporary use of the land for Improvements such as a portable lift, or other Recreation Improvement that is already approved within the Master Plan, as set out in Schedule “G”;

“Lift” means a gondola, chairlift, t-bar, rope tow or other similar people moving device that is Existing, or is to be constructed in accordance with the terms of this Agreement, including, but not limited to, all pylons, cables, gondolas, chairs and equipment used in connection with the Lift;

the structure at either end of the lift that loads and unloads people and all machines and equipment used to drive the Lift; and

any building that is used to house the mechanical or structural end of the Lift;

“Local Government” means the Resort Municipality of Whistler or any successor local government, including a resort municipality, having jurisdiction over the Development Area, or any part of it;

“Maintenance Facility” means any facility which is constructed in the Controlled Recreation Area for the purpose of housing, storing or maintaining equipment;

“Merchantable Timber” means trees on a parcel of Crown Land which are of quality and in quantities sufficient to be commercially valuable in accordance with the policies of the Province then in effect in respect of the valuation and sale of Crown timber;

“Minor Improvement” means a Recreation Improvement of a minor nature specified in the Resort Master Plan and for which the Province in its discretion does not require a Tenure;

“Mountain Phase” means a phase of Development of the Recreation Improvements which is in a Phase, as described in the Phasing Schedule;

“Moveable Recreation Improvements” means all Lifts and other Recreation Improvements that are in the nature of tenant’s improvements which would, at common law, be removable by a tenant on the expiration of a tenancy;

“N/A” means Not Applicable as the article, section or subsection is standard for this Agreement template; however it is not required for this Agreement or pertains to something that is not approved under the Resort Master Plan, e.g. Golf Course;

“Parking Facility” means any vehicular parking lot, except any Interim Parking Facility, specified in the Resort Master Plan and located in the Controlled Recreation Area that the Developer intends to use to provide permanent parking space for the users of the Improvements or employees of the Developer or its contractors;

“Partner” means any Person who has a legal or equitable partnership interest in the Developer;

“Performance Deposit” means the security referred to in section 17.05;

“Person” means any individual, corporation, body corporate, partnership, joint venture, trust, unincorporated organization or other entity, any government or governmental or Regulatory Authority, however constituted, or any trustee, executor, administrator or other legal representative;

“Phase” means a phase of Development of the Base Area or the Recreation Improvements, as described in the Phasing Schedule, and each Phase includes a Base Area Phase or a Mountain Phase or both;

“Phasing Schedule” means the summary of the phases of the Development set out in the Resort Master Plan, as amended and endorsed with the approval of the Province from time to time, in accordance with this Agreement;

“Policies” means the All Seasons Resort Policy, the Adventure Tourism Policy and the General Commercial Policy and other policies of the Province in effect from time to time relating to the operation of recreation or resort activities on, or the Development of, Crown Land;

“Preceding Base Area Phase” means the Base Area Phase in the Phase that comes immediately prior to the referenced Phase, Base Area Phase or Mountain Phase;

“Preceding Mountain Phase” means the Mountain Phase in the Phase that comes immediately prior to the referenced Phase, Base Area Phase or Mountain Phase;

“Prior Agreement” means the prior agreements between the Province and the Developer or the predecessor(s) in title to the Developer with respect to the Controlled Recreation Area other than an Interim Agreement, interim Tenures, Tenures and Commercial Recreation Tenures, being:

(a)	Operating Agreement dated the Day day of Month, Year;

(b)	Master Development Agreement dated the 30th day of September, 1982, as amended and assigned;

“Prior Agreement Reference Date” means the reference date of the former, namely September 30, 1982;

“Prior Rights” means those rights, interests and encumbrances described in Schedule “K”;

“Professional Consultant” means the engineer, planner, architect or landscape architect, or other professional as appropriately qualified under the relevant legislation, appointed by the Developer to supervise or review the construction of Improvements or Access Routes, or the Development of the Base Area or a portion of it;

“Province of British Columbia Certificate of Insurance” means, at any time, the current form of insurance certificate then in use by the Province for developments similar to the Development;

“Qualified Person” is a person who has training, experience and expertise in a discipline, and who has been through a process that evaluates their qualifications and confirms them as competent to perform work in their area of expertise. The evaluation process may be carried out by the professional association, the provincial government, or another accrediting body recognized by the Province;

“Receiver” means both receiver and receiver manager or either of them;

“Recreation Facility” includes any building or feature that is, or will be, constructed by or for the Developer in the Development Area, but not on private land that is not subject to an option to purchase in favour of the Province in accordance with section 6.06, nor subject to a Statutory Right of Way in favour of the Province in accordance with Schedule A, nor on land held in fee simple to which the Developer has covenanted to the Province in accordance with Schedule J, and which is designed for the purpose of providing all seasons recreation opportunities to visitors.  Recreation Facilities may include, but are not limited to, pool and/or water park, mini golf course, bobsled track, bowling alley, zipline, rock climbing wall, and bike park;

“Recreation Improvement” includes a Lift, Day Use Facility, Recreation Facility, Maintenance Facility, Parking Facility, Trail, Snowmaking Equipment, surfaced pathways in the Development Area, and any other similar and related facilities and any Support Utility, service road or other similar works installed, which have been or are to be constructed by or for the Developer in the Development Area as described in the Resort Master Plan other than a Utility and the Golf Course;

“Reference Date” means the reference date of this Agreement, namely February 23, 2017;

“Regulatory Authorities” means all federal, municipal, local, regional or other regulatory approving authority or agency having jurisdiction over all or any part of the Development other than Government Agencies and includes Local Government;

“Related Party” means any corporation the issued shares in the authorized capital of which are all registered in the name of and beneficially owned by the Developer or one or more Partners;

“Replacement Offer” means any replacement offer referred to in Article XVIII;

“Resort” means the resort known or to be known as Blackcomb Mountain Resort and located in the Development Area;

“Resort Master Plan” means the document entitled “Blackcomb Master Plan Update”, dated December 2013, and prepared by Ecosign Mountain Resort Planners Ltd. for and on behalf of the Developer, insofar as it relates to the Resort, including any amendments to it made under Article XII;

“Right-of-Way” means a use of land for linear improvements such as Lift lines, Snowmaking Equipment, surfaced pathways, Access Routes, Support Utilities, or similar linear Improvements, that is already approved in the Resort Master Plan, creates an Interest in the land, requires a legal survey, and is set out in Schedule “F;”

“Security Deposit” means the security referred to in section 17.01;

“Shareholder” means any registered or beneficial owner of a share in the authorized share structure of any of the Partners;

“Snowmaking Equipment” means a system for making artificial snow, including, but not limited to, all reservoirs and equipment, pipes, fittings, fixed or tower mount guns, pumps and attachments necessarily incidental to that system but not including any portable guns or flexible hoses that are not permanently affixed to the land;

“Structural Improvement” means an Improvement or Access Route other than a Trail or service road, a fairway, bunker or green on the Golf Course, or other landscaping;

“Substantial Completion” means, subject to section 1.02,

in reference to an Improvement in a Mountain Phase, the condition arrived at, as certified by the Professional Consultant under his or her professional seal (except if the Professional Consultant is a planner, then as certified in a certificate signed by the planner without a seal), when the construction of it and all associated Access Routes and Utilities, if any, have been completed in accordance with the design, plans and specifications for the Improvement and Access Routes and Utilities and the Improvement is ready for its intended use, with the exception of minor deficiencies that do not materially affect its appearance or impair its use;

in reference to a Mountain Phase, the condition arrived at when all of the Improvements and Access Routes in that Mountain Phase are certified as required by paragraph (a) of this definition to be in the condition as specified in that paragraph, and in reference to the Improvements contemplated in a Base Area Phase, the condition arrived at, as certified by the Professional Consultant under his or her professional seal (except if the Professional Consultant is a planner, then as certified in a certificate signed by the planner without a seal), when the construction of all Improvements in that Base Area Phase and Access Routes and Utilities, if any, have been completed and are ready for their intended use, with the exception of minor deficiencies that do not materially affect their appearance or impair their use;

“Support Utility” means a utility or service or that portion of a utility or service, which is utilized only by another Recreation Improvement;

“Tenure” means,

(a)
for a Recreation Improvement other than a Lift, Snowmaking Equipment, Trail, surfaced pathway, or other linear Recreation Improvement, or a Support Utility, service road or other similar work, a Lease substantially in the form set out in Schedule “E”;

(b)
for a Recreation Improvement which is a Lift, Snowmaking Equipment, surfaced pathway, or other linear Recreation Improvement, or a Support Utility or other similar work, or for an Access Route, a Right-of-Way substantially in the form set out in Schedule “F”;

(c)	for the Golf Course, a Lease substantially in the form set out in Schedule “E”;

(d)	for a Utility, a Right-of-Way substantially in the form of tenure established by the Province from time to time under its Public and Private Utility Policy; or

(e)	for non-permanent Recreation Improvements such as portable lifts, or other appropriate uses not contemplated in the Resort Master Plan, a licence substantially in the form set out in Schedule “G”;

and the Leases or Right-of-Ways for the same which are in place on the date of this Agreement, and for Trails or service roads, the licences in place on the date of this Agreement;

“Trail” means an alpine ski run, cross country ski trail, bicycle trail, or other trail shown in or contemplated by the Resort Master Plan;

“Utility” means any utility or other service constructed by or for the Developer in the Development Area as described in the Resort Master Plan and which is utilized other than just for a Recreation Improvement or the Golf Course;

“Voting Shares” means shares or securities of the General Partner of any class or series which ordinarily have voting power for the election of directors of the General Partner, whether at all times or only for so long as no senior class or series of shares or securities of the General Partner has voting power by reason of any contingency;

and where a definition is in the plural the singular refers to one of them.

1.01
For the purpose of the definition of “Substantial Completion” in section 1.01, where the Developer has not retained a Professional Consultant to supervise the construction of an Improvement or an Access Route, the Substantial Completion that is required to be verified under this Agreement may be evidenced by, a certificate of a director or officer of the Developer or General Partner verifying the matters otherwise required to be verified by the Professional Consultant; and

at the option of the Province, other evidence of Substantial Completion that the Province reasonably requires to verify that fact.

1.03	In this Agreement, unless the context otherwise requires, the singular includes the plural and the masculine includes the feminine gender and a corporation.

1.04	The headings of Articles are for convenience of reference only and are not to be construed as defining or in any way limiting the scope or intent of the provisions of this Agreement.

1.05	This Agreement will be interpreted according to the laws of the Province of British Columbia.

1.06
Where there is a reference to an enactment of the Province of British Columbia in this Agreement, that reference includes a reference to any subsequent enactment of the Province of British Columbia of like effect, and, unless the context otherwise requires, all statutes referred to in this Agreement are enactments of the Province of British Columbia.

1.07
If any section of this Agreement or any part of a section is found to be illegal or unenforceable, that part or section, as the case may be, will be considered separate and severable and the remaining parts or sections, as the case may be, will remain in force.

1.08
This Agreement and other agreements arising out of this Agreement constitute the entire agreement between the Province and the Developer with respect to the subject matter of this Agreement and may not be modified except as provided in this Agreement or by subsequent modification or agreement in writing between the Province and the Developer.

1.09	The terms and conditions of this Agreement are binding upon and enure to the benefit of the parties, their successors and permitted assigns.

1.11	If the Developer is more than one Person, the obligations of the Developer pursuant to this Agreement will be joint as well as several.

1.12	If there is a conflict or inconsistency between the provisions of this Agreement and:

(a)	the Phasing Schedule;

(b)	the Resort Master Plan;

(c)	the contents of a schedule to this Agreement; or

(d)	a Tenure,

this Agreement applies and prevails to the extent of the conflict or inconsistency.

1.13	Wherever this Agreement provides that:

(a)
the form or content of a document being tendered, an action being taken, a decision or determination being made, or a review of something is to be satisfactory or acceptable to a party or subject to consent or approval by a party;

(b)	a decision or determination is to be made by a party; or

(c)	a party may request or require something;

then such party will act reasonably and in a timely manner:

(d)	in deciding or determining whether the document, action, thing, decision or determination is satisfactory or acceptable, or to be consented to or approved; and

(e)	in making such decision or determination or request or requirement;

except where this Agreement expressly states that a party has “discretion” (such as “in its discretion”) when there will be no requirement to show reasonableness or to act reasonably.

1.14
The word “including”, when following any general statement, term or matter, will not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non‑limiting language (such as “without limitation”, “without limiting the generality of the foregoing”, or “but not limited to” or words of similar import) is used with reference to it, but rather will be deemed to refer to all other items or matters that could reasonably fall within the scope of such general statement, term or matter.

1.15	The schedules to this Agreement (including any appendices or other documents attached to, or incorporated by reference into, those schedules) are part of this Agreement.

1.16
Sections 5.05, 5.06, 5.07, 5.09, 5.10, 5.11, 5.12, 5.13, 6.05, 7.02, 9.06, 9.07, 10.01 14.01(b), 14.01(j), 14.01(k), 14.03, 14.04, 17.02, 17.06, 18.05, 19.01, 19.02, 19.03, 19.04, 21.13 and Schedule H, any accrued but unpaid payment obligations, and any other sections of this Agreement (including Schedules) which, by their terms or nature, are intended to survive the expiration or termination of this Agreement, insofar as they relate to the period up to the time of such expiration or termination, will continue in force indefinitely insofar as they relate to such period, subject to any applicable limitation period prescribed by law, even after this Agreement ends.

1.17
Each section and subsection of this Agreement is separate and distinct from every other section and subsection of this Agreement and will not limit in any way any other section or subsection of this Agreement unless the context otherwise requires.

ARTICLE II – TERM AND COMMENCEMENT

2.01
This Agreement, including the Controlled Recreation Area Licence, shall commence on the completion of any conditions precedent contained in section 2.02. Upon completion of all applicable conditions precedent the commencement date of this Agreement shall be deemed to be the Reference Date.

2.02
The commencement of this Agreement and the Developer’s rights and obligations under this Agreement are subject to the Developer satisfying all of the following conditions precedent on or before Month Day, Year:

N/A

The conditions precedent in this section are for the sole benefit of the Province and may be waived by written notice from the Province to the Developer prior to the above date. If the conditions precedent in this section are not satisfied or waived on or before the above date, this Agreement terminates.

2.03
The Developer’s rights and obligations in this Agreement are subject to the Developer reaching agreement with Resort Municipality of Whistler, by Month Day, Year, with respect to the following matters as they apply to the Development Area: zoning, the official community plan, and any other matters within the jurisdiction of the Resort Municipality of Whistler which are necessary to operate the Development.

This condition precedent is for the sole benefit of the Developer and may be waived by written notice from the Developer to the Province prior to the above date. If this condition precedent is not satisfied or waived on or before the above date, this Agreement terminates.

2.04	The term of this Agreement commences on the Reference Date and terminates on the 60th anniversary of that date, or such earlier date provided for in this Agreement.

ARTICLE III – STATEMENT OF OBJECTIVES & LIMITATIONS

3.01
It is the policy of the Province to encourage the economic development and continuous operation of ski facilities, golf courses and related All Seasons Resorts in British Columbia and pursuant to the Land Act and Ministry of Lands, Parks and Housing Act to allocate Crown Land to this use where that is in the public interest as determined by the Province in its discretion.

3.02
In accordance with the applicable Policies, the Province has reviewed and adopted the Resort Master Plan and has agreed to permit the Developer to develop the Development Area (to the extent of the Province’s jurisdiction) in the Phases shown in the Phasing Schedule, on the terms and conditions contained in this Agreement, by

(a)
constructing and operating the Improvements and Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, will be responsible, in accordance with Industry Standards and substantially in accordance with the Resort Master Plan;

(b)	further developing the Base Area to provide a mix of commercial space and residential accommodation that complements the utilization of the Recreation Improvements; and

(c)	developing the Base Area to provide a Golf Course and related facilities that complement the utilization of the Recreation Improvements;

The Province has approved the development of the Recreation Improvements and the Golf Course described in the Resort Master Plan and the Tenures to be granted in respect thereof, other than those for Utilities, subject to compliance with Section 3.05 of this Agreement and this Agreement in its entirety.

3.03	Subject to the provisions of this Agreement, it is contemplated that:

(a)	the Developer shall be entitled to charge fees or receive other remuneration for the use and occupation of the Recreation Improvements, the Golf Course and the Controlled Recreation Area;

(b)	Improvements will be constructed in Phases in accordance with the Resort Master Plan and the Phasing Schedule;

(c)
the Developer may, in association with a Mountain Phase, purchase certain Crown Land in the Base Area from the Province in the Corresponding Base Area Phase, to be developed substantially in accordance with the land uses and densities specified in the Resort Master Plan; and

(d)	on the termination of this Agreement the Improvements and Access Routes will remain in place to ensure the future viable operation of the Resort.

3.04
The Province and the Developer acknowledge that from time to time and for a variety of reasons, there may be a need for mutually agreed upon changes to any or all of the Resort Master Plan, the Phasing Schedule and the Construction and Completion Schedule. The Province agrees that no sequencing or timing of a Development on Crown Land in the Base Area purchased by the Developer under Article VII will be binding on the Developer, such sequencing or timing to be determined by the Developer having regard to factors such as financial viability, market factors and good business practice. This section does not diminish the restrictions set out in Article VI.

3.05	The Developer acknowledges that:

(a)
this Agreement will not interfere with, influence, encroach upon or fetter the jurisdiction, processes or discretion of any Government Agency or Regulatory Authority which may, within its scope of authority or jurisdiction, in considering Applications by the Developer in connection with all or any part of the Development, impose conditions and obligations on the Developer pursuant to its normal approval process;

(b)	it is the Developer’s sole responsibility to obtain all approvals necessary or of advantage for the Development from the Government Agencies and the Regulatory Authorities; and

(c)
the Province has not made any representation, warranty or assurance as to the feasibility of all or any part of the Development or whether or not any or all further approvals or permissions necessary or of advantage for all or any part of the Development will be granted.

3.06	The Developer acknowledges that this Agreement:

(a)	provides for the business, activities and Developments of the Developer within the Development Area referred to in the Resort Master Plan;

(b)
does not remove the right, as set out in sections 21.11 and 21.12, of the Province to grant licences or interests in the land comprising the Controlled Recreation Area to the Persons other than the Developer;

(c)	does not mean that the only interests in land in the Controlled Recreation Area that are necessary for or of advantage to the Development are the Licence and Tenures; and

(d)	does not mean that interests in land outside the Controlled Recreation Area are not necessary or of advantage for the Development.

ARTICLE IV – LICENCE OF CONTROLLED RECREATION AREA

4.01
Pursuant to Section 39 of the Land Act, the Province grants to the Developer a licence of occupation of those parts of the Controlled Recreation Area for which Tenures are not in effect from time to time for the purpose of the operation of the Resort and fulfilling the obligations of the Developer under this Agreement including the exclusive right to:

(a)	develop and construct, or cause to be developed and constructed, those Access Routes and Improvements contemplated in the Resort Master Plan;

(b)	use, operate, maintain, repair and replace Improvements;

(c)
use Access Routes and maintain, repair and replace Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, will be responsible;

(d)
manage, control and regulate the Controlled Recreation Area in the name of the Developer for the purpose of conducting the Developer’s business, including fulfilling the Developer’s obligations set out in section 14.01(r); and

(e)	conduct such other activities as are incidental to the foregoing including the right to conduct inspections and surveys;

for such consideration and upon such terms and conditions as the Developer may determine, from time to time, subject to the terms and conditions of this Agreement.

4.02	The Controlled Recreation Area Licence and the rights granted by it are subject to:

(a)	the Prior Rights;

(b)	the terms and conditions of this Agreement;

(c)	the right of the Province pursuant to sections 21.11 and 21.12 to grant licences of and interests in the land comprising the Controlled Recreation Area; and

(d)
the right of authorized servants, employees, representatives, agents and contractors (and their respective employees) of the Province acting within the scope of their authority, with or without vehicles and equipment, to have access to and use of the Controlled Recreation Area.

4.03
The Developer will not unreasonably refuse to issue a pass or other form of permission (subject to such terms and conditions as the Developer may impose) to allow a Person to pass freely, without charge and temporarily through the Controlled Recreation Area for the purpose of accessing a recreational or other activity where that Person will not make use of the Recreation Improvements provided, however:

(a)	the Developer may place reasonable restrictions on the activities of that Person that are consistent with the use and management of a resort area;

(b)	the Developer may designate corridors through the Controlled Recreation Area on which that Person may pass; and

(c)
the Developer may deny access if that Person is a patron or operator of or associated with an operation which is incompatible, in conflict or in competition with the use of or business within the Controlled Recreation Area by the Developer or any of its Independent Operators in the Controlled Recreation Area.

ARTICLE V – FEES

5.01	Gross Revenue shall be determined in accordance with generally accepted accounting principles, consistently applied, according to the following:

(a)	Gross Revenue shall be the sum of any and all Consideration received by the Developer for

(i)	rights to use or occupy any part of the Controlled Recreation Area or any Recreation Improvements located in the Controlled Recreation Area; and

(ii)	rights to carry out Commercial Recreation Activities.

(b)	For greater clarity, Gross Revenue shall include the following:

(i)	Consideration for an hourly or day ticket, entrance or admission fees, and activities;

(ii)
Consideration for a pass for a fixed period or a season or other pass including that portion of club membership fees equal to the customary charges for the duration of the membership for the use or activities to which the member is entitled;

(iii)	Consideration from a wholesale purchaser for hourly or day tickets, entrance or admission fees and activities;

(iv)	subsequent recoveries of accounts receivable which have been written off (which shall be included in Gross Revenue in the Financial Year in which they are recovered);

(v)
proceeds from business interruption insurance where those proceeds are paid as a result of an interruption of the Developer’s ability to earn the kinds of Consideration set out in paragraphs (i), (ii) and (iii) above;

(vi)	where the rights to use or occupy any part of the Controlled Recreation Area or any Recreation Improvements located in the

Controlled Recreation Area are part of a package which includes other benefits, if the other benefits are provided by an Arm’s Length Party, or Independent Operator, that portion of the package price that represents the rights to use or occupy any part of the Recreation Improvements or the Controlled Recreation Area; otherwise the value of the rights as if the rights were not part of a package but rather were sold separately;

(vii)	rent or other revenue from facilities within the Controlled Recreation Area, other than that referred to in section 5.01(c); and

(viii)	any fee paid by an Independent Operator for any rights to use or occupy any part of the Controlled Recreation Area or any Recreation Improvements located in the Controlled Recreation Area.

(c)	For greater clarity, Gross Revenue shall not include the following:

(i)	accounts receivable which have been written off (according to generally accepted accounting principles);

(ii)	gains or revenue arising from the sale or other disposition of capital assets or inventory;

(iii)	revenue from expropriation awards or sales or other transfers in lieu of and under the threat of expropriation;

(iv)	proceeds of any insurance other than business interruption insurance;

(v)	any provincial sales tax, goods and services tax under the Excise Tax Act (Canada) or any other tax paid;

(vi)	discounts or complimentary passes issued by the Developer for commercially sound reasons associated with the operation or promotion of the Resort including those to employees and their families;

(vii)	Independent Operator Revenue;

(viii)	Golf Revenue;

(ix)	Consideration from lessons, equipment repairs and rentals, food and beverage sales, retail sales, or day care fees;

(x)	rent or revenue from restaurant or cafeteria facilities or from banquets, weddings or similar functions; and

(xi)
any management fees or other Consideration paid or payable by the Developer to any related Person or any profits or other amounts distributed by the Developer to any directors, officers, shareholders, Partners or other owners that is not provided in the form of any right to use or occupy any part of the Controlled Recreation Area or any Recreation Improvements located in the Controlled Recreation Area or the right to carry out Commercial Recreation Activities.

5.02	Golf Revenue shall be determined in accordance with generally accepted accounting principles, consistently applied, according to the following:

(a)	Golf Revenue shall be the sum of any and all Consideration received by the Developer for rights to use or occupy or services provided on the Golf Course or the Golf Course Land situated on Crown Land;

(b)	Golf Revenue shall include the following:

(i)	Consideration for green fees and practice fees;

(ii)
Consideration for passes for a fixed period or a season or other pass including that portion of club membership fees equal to the customary charges for the duration of the membership for the use or other activities to which the member is entitled;

(iii)	Consideration from a wholesale purchaser for green fees, practice fees, fees for other activities or entrance or admission fees;

(iv)	subsequent recoveries of accounts receivable which have been written off (to be included in Golf Revenue in the Financial Year in which they are recovered);

(v)
proceeds from business interruption insurance where those proceeds are paid as a result of an interruption of the Developer’s ability to earn the kinds of Consideration set out in paragraphs (i), (ii) and (iii) above;

(vi)
where the rights to use or occupy, or for services on, the Golf Course or the Golf Course Land are part of a package which includes other benefits, if the other benefits are provided by an Arm’s Length Party, that portion of the package price that represents the rights to use or occupy, or for services on, the Golf Course or the Golf Course

Land, otherwise the value of the rights as if the rights were not part of a package but rather were sold separately; and

(vii)	rent or other revenue from facilities on the Golf Course or the Golf Course Land.

(c)	Golf Revenue shall not include the following:

(i)	accounts receivable which have been written off (according to generally accepted accounting principles);

(ii)	gains or revenue arising from the sale or other disposition of capital assets or inventory;

(iii)	revenue from expropriation awards or sales or other transfers in lieu of and under the threat of expropriation;

(iv)	proceeds of any insurance other than business interruption insurance;

(v)	any provincial sales tax, goods and services tax under the Excise Tax Act (Canada) or any other tax paid;

(vi)	discounts or complimentary passes issued by the Developer for commercially sound reasons associated with the operation or promotion of the Resort, including those to employees and their families;

(vii)	Consideration from lessons, equipment repairs and rentals, including golf cart rentals, food and beverage sales, retail sales or day care fees;

(viii)	rent or revenue from restaurant or cafeteria facilities or from banquets, weddings or similar functions; and

(ix)
any management fees or other Consideration paid or payable by the Developer to any related Person or any profits or other amounts distributed by the Developer to any directors, officers, shareholders, Partners or other owners that is not provided in the form of any right to use or occupy any part of the Controlled Recreation Area or any Recreation Improvements located in the Controlled Recreation Area or the right to carry out Commercial Recreation Activities.

5.03	Independent Operator Revenue for an Independent Operator shall be determined in accordance with generally accepted accounting principles, consistently applied, according to the following:

(a)
Independent Operator Revenue for an Independent Operator shall be the sum of any and all Consideration received by the Independent Operator for activities and services in the Controlled Recreation Area;

(b)	Independent Operator Revenue for an Independent Operator shall include the following:

(i)	Consideration for an hourly or day ticket, entrance or admission fees and activities;

(ii)
Consideration for a pass for a fixed period or a season or other pass including that portion of club membership fees equal to the customary charges for the duration of the membership for the use or activities to which the member is entitled;

(iii)	Consideration for a wholesale purchaser for hourly or day tickets, entrance or admission fees, and activities;

(iv)	subsequent recoveries of accounts receivable which have been written off (which are to be included in the Independent Operator Revenue in the Financial Year in which they are recovered);

(v)
proceeds from business interruption insurance where those proceeds are paid as a result of an interruption of the Developer’s ability to earn the kinds of Consideration set out in paragraphs (i), (ii) and (iii) above; and

(vi)
where the activities and services in the Controlled Recreation Area are part of a package which includes other benefits, that portion of the package price that represents the activities and services in the Controlled Recreation Area.

(c)	Independent Operator Revenue for an Independent Operator shall not include the following:

(i)	accounts receivable which have been written off (according to generally accepted accounting principles);

(ii)	gains or revenue arising from the sale or other disposition of capital assets or inventory;

(iii)	revenue from expropriation awards or sales or other transfers in lieu of and under the threat of expropriation;

(iv)	proceeds of any insurance other than business interruption insurance;

(v)	any provincial sales tax, goods and services tax under the Excise Tax Act (Canada) or any other tax paid ;

(vi)	discounts or complimentary passes issued by the Developer for commercially sound reasons associated with the operation or promotion of the Resort, including those to employees and their families;

(vii)	Consideration to the Developer which is included in Gross Revenue;

(viii)	Consideration from lessons, equipment repairs and rentals, food and beverage sales, retail sales, or day care fees;

(ix)	rent or revenue from restaurant or cafeteria facilities or from banquets, weddings or similar functions; and

(x)
any management fees or other Consideration paid or payable by the Developer to any related Person or any profits or other amounts distributed by the Developer to any directors, officers, shareholders, Partners or other owners that is not provided in the form of any right to use or occupy any part of the Controlled Recreation Area or any Recreation Improvements located in the Controlled Recreation Area or the right to carry out Commercial Recreation Activities.

5.04
In consideration of the rights granted under this Agreement and as rental and Controlled Recreation Area Licence Fees the Developer shall pay to the Province the Fees as set out in the following sections of this Article for each Financial Year.

5.05
Fees for the Recreation Improvements and Controlled Recreation Area other than Golf Course Land shall be equal to 2%, or such other percentage as may be provided pursuant to section 5.08, of Gross Revenue for each Financial Year, or the minimum of $500.00 per year, whichever is greater, to be paid as follows:

(a)
N/A – for the first Financial Year an interim payment of $500.00, to be paid in advance on the date of the execution of this Agreement or 1% of the Gross Revenue for the immediately preceding Financial Year, whichever is the greater;

(b)	for each Financial Year, an interim payment, to be paid on or before the 31st day of January of that Financial Year equal to 1% of the Gross Revenue for the immediately preceding Financial Year;

(c)	for each Financial Year other than the last Financial Year, a final payment of the balance of the Fees, payable on or before the 31st day of January of the immediately following Financial Year; and

(d)	for the last Financial Year, a final payment of the balance of the Fees within three months of the last day of that Financial Year.

5.06
Fees for the Golf Course and Golf Course Lands shall not be payable until the effective date of the Golf Course Lease and shall be equal to 5%, or such other percentage as may be provided pursuant to section 5.08, of the Golf Revenue for each Financial Year thereafter and shall be paid as follows:

(a)	an interim payment of $5,000.00 on the first day of the term of the Lease;

(b)
for each subsequent Financial Year an interim payment, to be paid on or before the 31st day of January of that Financial Year equal to 2.5% of the Golf Revenue for the immediately preceding Financial Year;

(c)	for each Financial Year other than the last Financial Year a final payment of the balance of the Fees, payable on or before the 31st day of January of the immediately following Financial Year; and

(d)	for the last Financial Year, a final payment of the balance of the fees within three months of the last day of that Financial Year provided, however, that this Fee shall be no less than $10,000.00 for any Financial Year after the first day of the term of the Lease.

5.07	Fees for Independent Operator operations shall be calculated and paid as follows:

(a)
subject to section 5.07(b), Fees for each Independent Operator shall be 2%, or such other percentage as may be provided pursuant to section 5.08, of the Independent Operator Revenue of that Independent Operator for each Financial Year;

(b)
in the event that the Independent Operator Revenue for an Independent Operator in a Financial Year is less than $10,000.00 no fee will be payable in respect of that Independent Operator for that Financial Year;

(c)	for each Financial Year other than the last Financial Year payment of Independent Operator Fees shall be made on or before the 31st day of January of the following Financial Year; and

(d)	for the last Financial Year payment shall be made within three months of the last day of that Financial Year.

5.08
The Province may increase or decrease the percentages used to calculate the Fees payable pursuant to sections 5.05, 5.06 and 5.07 on the tenth Anniversary and on each subsequent fifth Anniversary provided that:

(a)	the increase or decrease is not more than .5% (decimal five percent) of the revenue described in sections 5.06, 5.07 and/or 5.08 as applicable;

(b)	the percentage in section 5.05 will not then exceed the percentage specified by the Province under the All Seasons Resort Policy; and

(c)	the percentage in section 5.06 will not then exceed the percentage specified by the Province under the General Commercial Policy.

5.09
At the time that Fees are payable pursuant to sections 5.05, 5.06 and 5.07, the Developer will deliver to the Province detailed statements of Gross Revenue, Golf Revenue and Independent Operator Revenue, as the case may be, for the Financial Year to which the Fees relate, such statements to be prepared in accordance with the format prescribed, and supported by such receipts and other information and documentation as may be required, by the Province.

5.1
Upon reasonable notice and at reasonable times, the Province may inspect and take copies of and cause an audit to be undertaken by an independent auditor of the books and records of the Developer as they pertain to Gross Revenue, Golf Revenue and Independent Operator Revenue for the six Financial Years completed prior to the date on which the Province gives the audit notice to the Developer. Save as provided in section 5.11 or for an audit undertaken by the Province because the Developer fails to deliver to the Province a detailed statement of Gross Revenue, Golf Revenue or Independent Operator Revenue for a Financial Year in accordance with section 5.09, the Province will bear the cost of the audit.

5.2
In the event that an audit taken under section 5.10 in accordance with generally accepted auditing standards reveals that the Developer has understated Gross Revenue, Golf Revenue or Independent Operator Revenue for a Financial Year, the Developer will immediately pay to the Province all outstanding Fees, together with interest on the outstanding Fees at the rates established under section 14.01(l),calculated from the date the outstanding Fees should have been paid and until the date of payment and, if the outstanding Fees are greater than 5% of the total

Fees which should have been paid for that Financial Year, the Developer will immediately pay to the Province the cost of that audit.

5.3	The Fees are in addition to:

(a)	charges levied by the Province to recover costs of processing Applications and issuing grants, Tenures, consents and approvals; and

(b)	other fees prescribed in such dispositions including those for Utilities.

5.4
If the Developer fails to deliver to the Province a detailed statement of Gross Revenue, Golf Revenue or Independent Operator Revenue for a Financial Year in accordance with section 5.09, the Province may by notice in writing to the Developer estimate Gross Revenue, Golf Revenue or Independent Operator Revenue, as the case may be, for that Financial Year and such estimates will be the minimum Gross Revenue, Golf Revenue or Independent Operator Revenue for that Financial Year for the purposes of this Agreement, subject to any greater amounts being determined for the Gross Revenue, Golf Revenue or Independent Operator Revenue for that Financial Year pursuant to an audit taken under section 5.10.

ARTICLE VI – CONSTRUCTION IN THE CONTROLLED RECREATION AREA

6.01	The Developer may construct or cause to be constructed an Improvement or Access Route in a Mountain Phase if:

(a)	the same is stipulated in the Resort Master Plan and the Phasing Schedule as part of that Mountain Phase or is ancillary to them;

(b)	it has delivered to the Province:

(i)	a financial plan for the financing of the Capital Budget of that Mountain Phase if requested by the Province at its discretion;

(ii)	Applications for Tenures for the Improvement or Access Route;

(iii)	a Performance Deposit for that Mountain Phase, if it is required under section 17.05;

(iv)	the Security Deposit as under Section 17.01;

(v)
a current Province of British Columbia Certificate of Insurance providing evidence of course of construction and wrap-up liability insurances in accordance with Industry Standards for construction projects;

(vi)	a Construction and Completion Schedule for that Mountain Phase;

(vii)
a copy of the conceptual plans for any building in that Mountain Phase prepared in accordance with the Resort Master Plan evidencing that the proposed location of the building does not impede any Access Route, Utility, Support Utility or Lift;

(viii)	a sketch plan for all Trails, service roads or Minor Improvements to be constructed in that Mountain Phase; and

(ix)
evidence, if requested by the Province, that it has obtained all authorizations and approvals required by Government Agencies and Regulatory Authorities to allow the construction of the Improvement or Access Route to be constructed in that Mountain Phase;

(c)	all Improvements and Access Routes in each Preceding Mountain Phase are in a state of Substantial Completion;

(d)	the Province has reviewed the Application and advised the Developer of any specific conditions to the Tenure;

(e)
prior to the commencement of construction, the Developer causes a notice of interest, in respect of any interest held by the Province, to be registered in accordance with the Builders Lien Act against any titled land within the Controlled Recreation Area on which the Improvement or Access Route is to be constructed; and

(f)
following the construction, erection or placement of the Improvement, the Developer will have exclusive ownership of the same, subject to this Agreement, the rights of the Province under the Controlled Recreation Area Licence and Tenures, and the rights of any Approved Lender.

6.02	The Developer may construct or cause to be constructed the Golf Course if:

(a)	the same is stipulated in the Resort Master Plan; and

(b)	it has delivered to the Province:

(i)	an Application for a Tenure for the Golf Course; and

(ii)
a current Province of British Columbia Certificate of Insurance providing evidence of course of construction and wrap-up liability insurances in accordance with Industry Standards for construction projects;

(c)	the Province has reviewed the Application and advised the Developer of any specific conditions to the Tenure;

(d)
prior to the commencement of construction, the Developer causes a notice of interest, in respect of any interest held by the Province, to be registered in accordance with the Builders Lien Act against any titled land within the Controlled Recreation Area on which the Golf Course is to be constructed; and

(e)
following the construction, erection or placement of the Golf Course, the Developer will have exclusive ownership of the same, subject to this Agreement, the rights of the Province under the Controlled Recreation Area Licence and Tenures, and the rights of any Approved Lender.

6.03	Where the Developer proceeds to construct or cause to be constructed Improvements and Access Routes, the Developer will:

(a)	at its expense, provide for all labour, materials and supplies required;

(b)	substantially comply with the Resort Master Plan and this Agreement;

(c)	proceed in a good and workmanlike manner consistent with Industry Standards for new and similar developments in British Columbia; and

(d)	subject to section 3.04 and section 21.05, substantially complete construction within the time frame as specified in the Construction and Completion Schedule and the Phasing Schedule.

6.04	Where the Developer proceeds with a Mountain Phase, the Developer will, in accordance with requirements of the Province, provide or obtain with respect to that Mountain Phase:

(a)	Access Routes secured by way of:

(i)	a dedicated provincial or municipal highway, or other roadway acceptable to the Province, to each Parking Facility;

(ii)
an easement or right-of-way in favour of the Province, at least 5 meters in width, for pedestrian foot paths from each Parking Facility to the terminus of a Lift where the pedestrian foot path is to be located on land that is not owned by the Province; or

(iii)	a Tenure for pedestrian foot paths from each Parking Facility to the terminus of a Lift where the pedestrian foot path is to be located on land that is owned by the Province; and

(b)	Utilities and Support Utilities, when not operated by a third party utility company, secured by way of:

(i)
a right-of-way in favour of the Province, in a width required by any Governmental Agency or Regulatory Authority, where the Utility or Support Utility is to be located on land that is not owned by the Province; and

(ii)	a Tenure where the Utility or Support Utility is to be located on land that is owned by the Province.

6.05
Where the Developer proceeds with Access Routes, Utilities and Support Utilities on Crown Land, it will cause those Access Routes, Utilities and Support Utilities to be located in areas that are approved by the Province as per Article IX. Where any part of an Access Route, Utility or Support Utility is to be located on land that is not owned by the Province, the Developer will, at the request of the Province and at the expense of the Developer:

(a)
in the case of one described in section 6.04(a)(i), cause that land to be dedicated or conveyed to the Province free and clear of any liens, charges and encumbrances, except existing utility easements and rights of way; and

(b)
in the case of one described in section 6.04(a)(ii) or section 6.04(b)(i), obtain an easement or Right-of-Way in favor of the Province, in a form satisfactory to the Province, and which will be made in priority to any liens, charges and encumbrances, except existing utility easements and rights of way.

6.06
Prior to the construction of any Improvements within the Development Area, as set out in the Resort Master Plan which would be a Recreation Improvement if on Crown Land but which is to be built on land that is not owned by the Province and which is integral to the operation of the Resort on the expiration or earlier termination of this Agreement, the Developer will, at its expense, cause that land to be conveyed in fee simple to the Province free and clear of any liens, charges and encumbrances, except existing utility easements and rights of way, or will grant to the Province an option to acquire the same, registrable under the Land Title Act and in a form satisfactory to the Province providing as follows;

(a)	the option will be exercisable on the expiration or earlier termination of this Agreement and for a period of 180 days thereafter;

(b)
the option price for the land will be equal to the fair market value of the land immediately prior to the negotiation of this Agreement as agreed by the Province and the Developer and failing agreement as may be determined by Arbitration; and

(c)
the option price of any Improvements will be the fair market value of the Improvements on the date of exercise of the option as agreed by the Province and the Developer and failing agreement, as may be determined by Arbitration.

6.07
Where the Developer conveys land or causes land to be conveyed to the Province under section 6.05 or 6.06 and it applies for a Tenure over that land in accordance with Article IX, the conveyance to the Province will be conditional upon the grant of the Tenure by the Province to the Developer.

6.08
Payment by the Province to the Developer in the amount determined under the option price as set out in section 6.06 (b) is, as required by section 28 of the Financial Administration Act, subject to an appropriation being available for the payment of the option price in the fiscal year when the payment falls due, and if such an appropriation is not made available and the option price is not paid, the Developer will not be required to convey the land to the Province.

6.09	Land conveyed to the Province under this Article will be added to and form part of the Controlled Recreation Area pursuant to section 12.06.

ARTICLE VII – BASE AREA DEVELOPMENT

7.01	If there is no Event of Default outstanding, the Developer may:

(a)	purchase the Golf Course Land when and if the Resort Master Plan so stipulates; or

(b)	during or after a Phase purchase that Crown Land in the Base Area identified in the Resort Master Plan and Phasing Schedule as being available for purchase from the Province in that Phase;

for Development in accordance with the timing, land uses, densities and design criteria specified in the Resort Master Plan, if any, and the Phasing Schedule on the terms and conditions contained in this Article.

7.02	The purchase price for a parcel of Crown Land pursuant to this Article, other than Golf Course Land, will be:

(a)	for years 1 to 10 of , the greater of $12,355 per ha ($5,000 per acre) or the Appraised Land Value based on un-serviced land, plus the value of any remaining Merchantable Timber at the time of sale;

(b)
for years 11 to 15 of , the greater of $12,355 per ha ($5,000 per acre) or 5 percent of the Appraised Land Value based on its intended use as a fully serviced land, plus the value of any remaining Merchantable Timber at the time of sale;

(c)
for years 16 to 35 of , the greater of $12,355 per has ($5,000 per acre) or 10 percent of the Appraised Land Value based on its intended use as fully serviced land, plus the value of any remaining Merchantable Timber at the time of sale;

(d)	for years 36 to 45 of , the greater of $12,355 per hectare ($5,000 per acre) or 15% of the Appraised Land Value based on its intended use as fully serviced land; and

(e)
from year 46 of until the expiration or termination of this Agreement, the greater of $12,355 per hectare ($5,000 per acre) or 20% of the Appraised Land Value based on its intended use as fully serviced land.

The minimum purchase price for any parcel of land during any of the above periods is $10,000. The Appraised Land Value is determined and fixed at years 1, 11 and every successive 5 years thereafter.

For a parcel of Golf Course Land, the purchase price will be:

(f)
for years 1 to 10 of , the greater of $12,355 per hectare ($5000 per acre) or the Appraised Land Value based on un-serviced land, plus the value of any remaining Merchantable Timber at the time of sale; and

(g)
for years 11, of , and each successive 5-year period thereafter, the Appraised Land Value based on its intended use as fully serviced land, plus the value of any remaining Merchantable Timber at the time of sale.

For the purpose of this section, if the purchase price for a parcel of Crown Land has not been determined prior to the Application to purchase that parcel, the purchase price will be calculated by the Province no later than 140 days after the Application pursuant to sections 7.09 and 7.10. Any purchase price which is determined on a per hectare basis will be subject to adjustment upon completion of the survey, if required.

7.03
The Developer may, from time to time during or after a Phase make an Application for a fee simple grant of Crown Land in the Base Area available for purchase for Development in the Corresponding Base Area Phase and this Application must

(a)
identify only parcels of Crown Land in the Base Area that are identified in the Resort Master Plan and Phasing Schedule as being available for purchase from the Province in that Phase in accordance with the Phasing Schedule;

(b)
include evidence, satisfactory to the Province, that all Improvements and Access Routes in the Corresponding Mountain Phase are in a state of Substantial Completion, provided that the Developer will not be required to provide evidence that the same are in a state of Substantial Completion if the Developer elects to post with the Province, on or before the completion of the purchase of the Crown Land in the Base Area in accordance with sections 7.04 and 7.05 a Performance Deposit, in respect of any that are not in a state of Substantial Completion, and in such case the Developer’s Application made under this section 7.03 need only state that the Developer will post such Performance Deposit on or before completion; and

(c)	include:

(i)	a description of the proposed uses and the maximum number of Bed Units, if any, to be allocated to each proposed parcel of land within the subdivision scheme; and

(ii)	a description of, and preliminary site plan for, all services and utilities required to be developed in connection with the subdivision scheme.

The Developer may during the term of this Agreement make an Application for a fee simple grant of Crown Land for all the Golf Course Land if and when the Resort Master Plan so stipulates.

7.04	The obligation of the Province to sell Crown Land to the Developer is subject to the following conditions:

(a)	if applicable, the Developer must have satisfied the requirements set out in section 7.03(b);

(b)	the Developer must have delivered to the Province

(i)	all other information required by the Province in writing, and

(ii)
a boundary survey of that Crown Land prepared by a British Columbia land surveyor in accordance with the standards and instructions, then in effect for such plans to be acceptable for filing in the Land Title Office;

(c)	subject to this section, the purchase price for that Crown Land must have been determined in accordance with section 7.02; and

(d)
the purchase price for that Crown Land , together with all fees due pursuant to section 5.12 for issuing a Crown grant of that Crown Land, must be paid in full at the time title is transferred, as evidenced by the issuance of title to that Crown Land in the name of the Developer in the Land Title Office (and it will be sufficient for the Developer to provide to the Province the undertaking of the Developer’s lawyer to pay such amount forthwith upon the issuance of title in the name of the Developer).

Notwithstanding the foregoing, if at any time the Appraised Land Value and the Appraised Timber Value have not been determined in accordance with section 7.09 and section 7.10, but all other conditions precedent to the sale of that Crown Land have been met, the Developer may request that the Province complete the transfer of that Crown Land to the Developer on the basis of the purchase price estimated by the Province, and in which case the parties will make a final accounting of the purchase price (and the Developer or the Province, as applicable, will pay to the other party the amount determined in accordance with such final accounting) forthwith upon the determination.

7.05	The instrument conveying Crown Land under this Article will

(a)	except and reserve to the Province the rights, titles, interests and privileges referred to in section 50 of the Land Act;

(b)	be subject only to

(i)
any conditional or final water licence or substituted water licence issued or given under the Water Sustainability Act or under any prior or subsequent enactment of the Province of British Columbia of like effect, and to the rights of the holder of it to enter on the land and to maintain, repair and operate any works permitted on the land under that licence;

(ii)	any statutory right-of-way, right-of-way or easement issued under the Land Act that encumbers the Crown Land; and

(iii)	the Prior Rights;

(c)
be registered concurrently with a covenant or covenants granted by the transferee in favour of the Province or the Local Government registrable under section 219 of the Land Title Act in a form or forms satisfactory to the Province, providing as follows:

(i)	the maximum number of Bed Units, if any, which may be utilized on that Crown Land to be sold by the Province,

(ii)	restricts to Golf Course use that portion of that Crown Land which is Golf Course Land; and

(iii)
that that Crown Land may not be subdivided except in accordance with the requirements set out in the Resort Master Plan and with the prior written approval of the Province in accordance with this Agreement;

(d)
in the event an improvement has been or is to be constructed to which section 6.06, Schedule A, or Schedule J applies, be registered concurrently with either a conveyance or an option to purchase the land as provided in section 6.06; and

(e)
grant title to the Developer unless the Developer assigns the right to receive title to another Person and delivers a direction in writing to the Province to that effect together with an acknowledgement from the assignee, in the form prescribed by the Province from time to time, that the land is subject to all applicable terms and conditions of this Agreement.

7.06
The covenant or covenants registrable under section 219 of the Land Title Act referred to in sections 7.05(c) and 7.05(d) will be registered as charges in the Land Title Office in priority to all financial encumbrances and the Developer consents to those registrations and agrees to obtain all agreements necessary to ensure such priorities.

7.07
The Developer may amend a subdivision scheme with the consent of the Province or the Local Government, provided that such amendment is in accordance with this Agreement and the Resort Master Plan. The Developer will not subdivide by way of a conventional subdivision plan or strata or bare land strata plan any Crown Land purchased by the Developer pursuant to this Article except with the prior written consent of the Province or the Local Government. Where the consent of the Province is required, the Province will, as soon as reasonably possible and in any event within 30 days after delivery, approve a conventional subdivision plan or strata or bare land strata plan pursuant to the requirements of a covenant referred to in section 7.05(c) or 7.05(d) so long as that plan conforms to the subdivision scheme, Phasing Schedule and Resort Master Plan for that Crown Land and has been approved by the appropriate Government Agency for deposit in the Land Title Office.

7.08	The Developer will execute and deliver to the Province all instruments and assurances that may be necessary to implement the provisions of sections 7.05(c) and 7.05(d).

7.09	When required, the Province will commission, at its expense, an Appraiser;

(a)	to determine the Appraised Land Value and

(a)	to deliver notice of the Appraised Land Value, including a complete copy of the appraisal, to the Province and the Developer,

within 140 days of receipt of an Application under section 7.03 from the Developer. The Province will set the terms of reference for such appraisal in accordance with guidelines of the Appraisal Institute of Canada and this Agreement, after providing the Developer with an opportunity to review and comment on such terms of reference.

7.1	When required, the Developer will commission, at its expense, an expert, satisfactory to the Province;

(a)	to conduct a timber cruise of the volumes of timber, by species, on the Crown Land for which an Application has been made under section 7.03, and

(b)	to deliver notice of those volumes, including a complete copy of the timber cruise, compilation and map to the Province and the Developer,

within 140 days of submission of an Application under section 7.03 to the Province from the Developer. The Province will set the terms of reference which will include the Provincial Cruising Manual for such timber cruise, after providing the Developer with an opportunity to review and comment on such terms of reference. Within 30 days of receiving the timber cruise compilation and map, the Province will determine the Appraised Timber Value and provide notice of the Appraised Timber Value to the Developer.

7.2
If the parties do not agree as to the Appraised Land Value within 60 days of receipt of the appraisal commissioned under section 7.09, the appealing party will commission an appraiser, agreed to by both parties and paid for by the Developer, to complete a second appraisal. Failing agreement on the second appraisal, the Province will make an offer to the Developer based on any or all of the previous appraisals.

7.3	Appraised Timber Value will be determined by the Province based either on the Coastal or Interior Appraisal Manuals, or on the process described under section 7.10.

7.4
Other than grants to the Developer pursuant to this Agreement, the Province will during the term of this Agreement or any replacement term, only grant licences of or interests in the land comprising of the Controlled Recreation Area or any part of it in accordance with Article XXI.

ARTICLE VIII – BED UNIT ENTITLEMENT

8.01
The rate of Development of facilities with Bed Units in each Base Area Phase is based on Balanced Resort Capacity (BRC) schedule “D” and governed by the Development of Improvements in each Corresponding Mountain Phase.

8.02	The number of Bed Units which may be developed in a Base Area Phase is to be determined in accordance with Schedule D.

8.03
The Developer will earn Bed Units in a Base Area Phase when Substantial Completion of all Improvements in the Corresponding Mountain Phase (as shown on the Resort Master Plan) occurs, except where a Performance Deposit is required under section 17.05 in which case the Bed Units will be earned when the Performance Deposit has been provided.

ARTICLE IX – APPLICATIONS FOR TENURES AND GRANTS

9.01	This article applies to all Applications which the Developer wishes or must make pursuant to this Agreement.

9.02	Each Application will be:

(a)	consistent with an approved Resort Master Plan;

(b)	subject to this Article and the other Articles of this Agreement;

(c)	made in accordance with the forms and procedures prescribed by the Designated Authority at the time of the Application; and

(d)	for the final interests in Crown Land sought by the Developer.

9.03	An Application must include:

(a)	preliminary boundary plans or Right-of-Way plans as may be applicable for the interest sought;

(b)	timber harvesting and clearing plans where timber harvesting and clearing is required; and

(c)
all other information or documentation that the Province may require under its land administration policies and procedures or under this Agreement for the interest sought as those policies and procedures exist from time to time.

9.04	The Province will provide to the Developer authorization if and when required to:

(a)	apply to the Local Government to zone or rezone part of the Controlled Recreation Area;

(b)	apply to the appropriate Government Agency for preliminary subdivision approvals for part of the Controlled Recreation Area;

(c)	cooperate with the Local Government in the creation of an official community plan for part or all of the Controlled Recreation Area in accordance with the Resort Master Plan; and

(d)	apply to the Local Government to amend an existing official community plan for part or all of the Controlled Recreation Area.

9.05	If the Developer complies with all applicable requirements and is not in breach of its obligations under this Agreement, the Province will endeavor to, pursuant to this Agreement:

(a)	offer the Tenure or fee simple grant to the Developer within a reasonable period of time, and in any event endeavor to do so as soon as is practicable; and

(b)	issue to the Developer the Tenure or fee simple grant within a reasonable period of time after all outstanding conditions of the offer have been met, and in any event endeavor to issue:

(i)	the Tenure within 30 days; or

(ii)	the fee simple grant within 60 days;

or as soon as otherwise practicable after any outstanding conditions of the offer have been met.

9.06
Not later than 12 months after the date of Substantial Completion of Improvements for which a Lease or a Right-of-Way Tenure has been approved, and prior to the Tenure being issued, the Developer will submit to the Province a surveyed plan for the Tenure.

9.07
For each approved Tenure which includes an Access Route to which section 6.04(a)(iii) applies and each approved Utility to which section 6.04(b)(ii) applies, the Developer will provide to the Province, not later than 12 months after the date of Substantial Completion of the Improvements, a surveyed Right-of-Way plan for the Access Route or Utility of a size that is reasonably required for the operation and maintenance of it;

9.08
The surveyed plans referred to in this Article will be prepared in compliance with the standards and instructions in effect from time to time for such plans to be acceptable for filing in the Land Title Office.

9.09
The term of each Tenure issued to the Developer pursuant to this Agreement will commence on the date it is issued and will, except for a Tenure for a Utility, expire on its expiration date or on the termination of this Agreement whichever is sooner. The Tenure for a Utility will expire in accordance with the provisions of the Public and Private Utility Policy of the Province in effect from time to time.

ARTICLE X – COMMERCIAL RECREATION ACTIVITIES

10.01
The Developer may, subject to the Prior Rights, conduct Commercial Recreation Activities or enter into a written contract with an Independent Operator to operate a Commercial Recreation Activity on the following conditions:

(a)
the contract with the Independent Operator will provide for the Independent Operator to maintain proper financial records for the activity, for the right to an audit by the Province of the records of the Independent Operator, for an annual report from the Independent Operator in a form prescribed by the Province from time to time, for the Independent Operator to obtain and maintain liability insurance covering its operations that includes the Province as additional insured, an obligation to provide evidence of such insurance upon request on a Province of British Columbia Certificate of Insurance; and

(b)
the Developer will provide an annual report with respect to the Independent Operator in a form prescribed by the Province from time to time and assign to the Province any and all authorization required to conduct audits;

provided the Developer collects all usual Lift fees and includes such Lift fees in Gross Revenue regardless of whether the Commercial Recreation Activity is conducted by the Developer or an Independent Operator.

From and after the execution of this Agreement the Commercial Recreation Tenures held by the Developer and the instruments creating them will be void insofar as these are applicable to the Controlled Recreation Area.

ARTICLE XI – EXISTING RECREATION IMPROVEMENTS AND ACCESS ROUTES

11.01
From and after the execution of this Agreement the Existing Recreation Improvements, the Existing Golf Courses, and the Existing Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, has responsibility, will be governed by and be subject to the terms and conditions of this Agreement including the calculation and payment of Fees.

ARTICLE XII – MODIFICATIONS TO THE RESORT MASTER PLAN, PHASING SCHEDULE AND DEVELOPMENT AREA

12.01
The Developer will, at least once every 5 years or when determined by the Developer or required by the Province, review and re-evaluate the Resort Master Plan and Phasing Schedule. In conducting such review and re-evaluation, the Developer will take into account, but will not be obligated to implement, any changes in technology in the ski, golf or four season resort industry, or the preferences of the public. Upon a review and re-evaluation of the Resort Master Plan and Phasing Schedule, the Developer will provide a status report on the Resort Master Plan and Phasing Schedule to the Province.

12.02
Where, on the basis of a review under section 12.01, the Developer considers that the Resort Master Plan, the Phasing Schedule, or any part of either of them, should be altered, it will submit the proposed alteration to the Province for its decision.

12.03
A proposal under section 12.02 will be in writing and will, where necessary, be accompanied by plans and other documents that show conceptually and in detail the alterations being recommended and the impact of them on the then existing Resort Master Plan and Phasing Schedule.

12.04	The Province may, in its discretion, refuse to approve an alteration under this Article if it would

(a)	impair the objectives of the parties referred to in Article III or render them unattainable; or

(b)	conflict with any of the Policies.

12.05	Notwithstanding sections 12.02 and 12.04, an alteration to the Resort Master Plan or Phasing Schedule that

(a)	requires the Province to discharge a restrictive covenant or condition referred to in section 7.05(c), 7.05(d) or 7.08;

(b)	reduces the Balanced Resort Capacity in any Mountain Phase;

(c)	increases the number of Bed Units to be constructed on any parcel of Crown Land in the Base Area conveyed or to be conveyed to the Developer under Article VII in a Base Area Phase;

(d)
alters the Phasing Schedule other than to advance or delay the date on which a Recreation Improvement in a Mountain Phase or a Base Area Phase is to be constructed, which in the opinion of the Province, materially alters the existing Resort Master Plan; or

(e)
results in a change to the location or operation of any, or the introduction of  a new, Development, Improvement, or Access Route which, in the opinion of the Province, materially alters the existing Resort Master Plan;

will constitute an alteration to the Resort Master Plan or the Phasing Schedule that requires the consent of the Province. If a proposed alteration to the Resort Master Plan or the Phasing Schedule does not fall within the definition of subsections (a) through (e), that alteration will not constitute a change that requires the consent of the Province but the Developer must give written notice of those changes to the Province.

12.06	The boundaries of the Development Area and the Controlled Recreation Area may from time to time be amended

(a)	pursuant to section 6.09; or

(b)    by agreement of the parties;

provided such boundary changes are consistent with the Resort Master Plan and any changes or alterations to the Resort Master Plan under this Article it being understood by the Developer and the Province that the boundaries of the Development Area and the Controlled Recreation Area will encompass only those areas identified in the Resort Master Plan and proposed by the Developer for development. In the discretion of the Province, any amendments to the boundaries of the Development Area and the Controlled Recreation Area may be subject to review by Government Agencies or others and to the execution of prescribed releases and grants.

ARTICLE XIII – REPRESENTATIONS

13.01
The Developer warrants and represents to the Province that the Developer has given full and unrestricted authority to its General Partner to bind the Developer in respect of all commitments, representations and covenants made in this Agreement.

13.02	The Developer warrants and represents to the Province that, as of the Reference Date:

(a)
the General Partner is a corporation duly continued and validly existing under the laws of the Province of British Columbia and in good standing with respect to the filing of returns in the office of the registrar of companies of British

Columbia and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all of the Developer’s obligations contained in this Agreement and all other documents, instruments and agreements required to be executed and delivered by the Developer pursuant to this Agreement;

(b)
the Developer is a limited partnership duly created and validly existing under the Partnership Act (British Columbia) and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement and all other documents, instruments and agreements required to be executed and delivered by the Developer pursuant to this Agreement;

(c)
the information set out in Schedule “B” is true and correct and there is at the date of this Agreement no outstanding offer, agreement or other arrangement between any Person, on the one hand, and the Developer or General Partner on the other, pursuant to which:

(i)
any Person is obligated to subscribe for or take by means of transfer or by conversion any form of investment, security or voting rights in the Developer or General Partner, other than equity based awards issued pursuant to the General Partner’s omnibus incentive plan; or

(ii)	the partnership agreement governing the Developer will be amended or otherwise altered;

(d)	the authorized partnership units and the issued partnership units of the Developer are as set out in Schedule “B” and:

(i)	there are no outstanding options or rights to subscribe for any of the unissued partnership units of the Developer; and

(ii)
the Partners own partnership units in the amounts and classes set opposite their respective names in Schedule “B”, free and clear of all liens, charges, options and encumbrances, other than as noted in Schedule “B.”

(e)
the execution and delivery of this Agreement and all other documents, instruments and agreements required to be executed and delivered by the Developer pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary partnership action on the part of the Developer and corporate action on the part of the General Partner, and this Agreement has been duly executed and delivered by the General Partner on behalf of the Developer and constitutes a legal, valid and binding obligation of the Developer enforceable in accordance with its terms, subject to limitations by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and subject to availability of equitable remedies such as specific performance and injunction that are in the discretion of a court;

(f)
the Financial Information was prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior years, was true and correct in every particular on the Last Year End and reflects the results of its operations to that date;

(g)	with respect to the Developer since the Last YearEnd:

(i)	there has been no material adverse change to its financial condition or position;

(ii)	it has no liabilities, contingent or otherwise, that are not disclosed or reflected in the Financial Information except those incurred in the ordinary course of business;

(iii)
it has not made any distributions of any kind to its Partners, other than as shown in the Financial Information or in connection with the declaration and payment by the General Partner of any dividend in the ordinary course;

(iv)	it has not made any material capital expenditure or commitment other than those shown in the Financial Information;

(v)	it has not repaid any loans from any of its Partners, either in whole or in part, or paid any interest on such loans other than as shown in the Financial Information;

(vi)
it has complied with all workers compensation legislation and other similar legislation to which it may be subject and has paid all taxes, fees and assessments calculated to be due by it under the laws of British Columbia;

(h)	with respect to the General Partner since the Last Year End:

(i)	there has been no material adverse change to its financial condition or position;

(ii)	it has no liabilities, contingent or otherwise, that are not disclosed or reflected in the Financial Information except those incurred in the ordinary course of business;

(iii)
it has not made any distributions of any kind to the Shareholders, other than as shown in the Financial Information or in connection with the declaration and payment by the General Partner of any dividend in the ordinary course since the Last Year End;

(iv)	it has not made any material capital expenditure or commitment other than those shown in the Financial Information;

(v)	it has not repaid any loans from any of the Shareholders, either in whole or in part, or paid any interest on such loans other than as shown in the Financial Information;

(vi)
it has complied with all workers compensation legislation and other similar legislation to which it may be subject and has paid all taxes, fees and assessments calculated to be due by it under the laws of British Columbia;

(i)	The Developer:

(i)	for the fiscal year ending the Last Year End, has filed all tax, partnership information and returns required to be filed by the laws of British Columbia;

(ii)
it has good title to and possession of all of its assets, free and clear of all liens, charges or encumbrances, except those described in the Financial Information or made in favour of any Approved Lender;

(iii)	is not threatened with or, to its knowledge, a party to litigation that would materially affect its undertaking or financial condition and it has no knowledge of any such claim against it;

(iv)	is not in breach of any statute, regulation or by-law applicable to it or its operations; and

(v)	holds or will acquire all permits, licences, consents and authorities issued by any Government Agencies or Regulatory Authorities that are necessary in connection with its business and operations;

(j)	The General Partner:

(i)
has filed income tax returns for all years up to and including the fiscal year ending on the Last Year End and its liability for income taxes, penalties and interest up to and including that date does not exceed the sum set out in the Financial Information;

(ii)	for the fiscal year ending the Last Year End, has filed all tax corporate information and returns required to be filed by the laws of British Columbia;

(iii)	it has good title to and possession of all its assets, free and clear of all liens, charges or encumbrances, except those described in the Financial Information;

(iv)	is not threatened with or, to its knowledge, a party to litigation that would materially affect its undertaking or financial condition and it has no knowledge of any such claim against it;

(v)	is not in breach of any statute, regulation or by-law applicable to it or its operations; and

(vi)	holds or will acquire all permits, licences, consents and authorities issued by any Government Agencies or Regulatory Authorities that are necessary in connection with its business and operations;

(k)	to the Developer’s knowledge all of the information set out in the Resort Master Plan:

(i)
was compiled by qualified professional consultants, or by duly Qualified Persons who are employees of the Developer, who conducted all studies, investigations, tests, analyses and other reviews necessary for its preparation; and

(ii)	is accurate and realistically demonstrates the feasibility of the Development;

(l)
the making of this Agreement, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement do not conflict with or result in a breach or acceleration of, any indebtedness, term, provision or condition of, or constitute a default under, the constating documents of the Developer or any indenture, mortgage, deed of trust, agreement, Lease, franchise, certificate, consent, permit, licence, authority or other instrument to which it is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound or any statute or regulation applicable to it; and

(m)	where a representation or warranty is made on the basis of the knowledge of the Developer, the Developer has made all due inquiry to be able to make that representation and warranty.

13.03	The Developer acknowledges:

(a)
it has conducted independent inspections and investigations of the Controlled Recreation Area and any surrounding or neighbouring land including the condition, environmental or otherwise and current and past uses thereof and has waived to the extent permitted by law, any requirement for the Province to provide to the Purchaser a “site profile” for the Controlled Recreation Area under the Environmental Management Act or any regulation under that Act;

(b)	it is satisfied as to

(i)	the suitability of the Controlled Recreation Area for its business purposes,

(ii)
the condition, environmental or otherwise, of the Controlled Recreation Area including surface and groundwater, the presence or absence of any toxic, hazardous, dangerous or potentially dangerous substances on or under the Controlled Recreation Area and on or under any surrounding or neighbouring land and the current and past uses of the Controlled Recreation Area;

(iii)	the general condition and state of all utilities or other systems on or under the Controlled Recreation Area, and

(iv)	the zoning of the Controlled Recreation Area and the bylaws of the Local Government which relate to the use and occupation of the Controlled Recreation Area,

and accepts the Controlled Recreation Area “as is” in the condition and state existing at the Reference Date;

(c)	it has made its own investigation of the economic feasibility of the Development;

(d)
the Province has made no representation or warranty respecting the matters referred to in section 13.03(b) or economic feasibility of the Resort Master Plan or any development contemplated by the Resort Master Plan;

(e)	there are no representations or warranties of the Province except as expressed in this Agreement;

(f)	the rights and interests of the Developer in the Controlled Recreation Area are subject to the Prior Rights; and

(g)	it has obtained copies of and reviewed the Prior Rights.

13.04	The Province acknowledges that there are no representations or warranties of the Developer except as expressed in this Agreement.

ARTICLE XIV – COVENANTS OF THE DEVELOPER

14.01	The Developer will

(a)
observe, abide by and comply with all laws, by-laws, ordinances, regulations, orders and directions of any Regulatory Authority or Government Agency, in any way affecting the Improvements, the use and occupation of the Controlled Recreation Area and the operation of the Developer’s business;

(b)
use all reasonable efforts to minimize any adverse environmental impact of the Development and comply with the environmental requirements set out in Schedule “H” in respect of the Controlled Recreation Area;

(c)
ensure that the Improvements and Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, has responsibility, are operated in accordance with Industry Standards and comply with all operating covenants set out in Schedule “I” and all conditions of tenure set out in Schedule “J”;

(d)	provide all management and technical expertise necessary for it to carry out its obligations under this Agreement;

(e)
at the Developer’s expense, obtain and maintain, or cause to be obtained and maintained, during the term of this Agreement the following insurance with insurers licensed to do business in Canada, in accordance with Industry Standards:

(i)
Commercial General Liability insurance in an amount not less than $30,000,000.00 (thirty million dollars) inclusive per occurrence insuring against liability for personal injury, bodily injury (including death) and property damage arising from any of the Developer’s operations and occupancy under this Agreement.  Such policy will include cross liability, liability assumed under contract, provision to provide 30 days’ advance notice to the Province of cancellation, and include the Province as additional insured with respect to the liability arising out of the operations of the Developer;

(ii)
other liability insurance(s) specific to the operations of the Developer under this Agreement that may be excluded under the Commercial General Liability policy, if any from time to time, including, if applicable, without limitation marine, aviation, automobile, fuel storage and distribution, pollution, professional liability, and liquor liability. These additional policy(ies) shall be in amounts that a prudent operator would carry to cover the related risks and, where applicable, shall include a provision to provide 30 days’ advance notice to the Province of cancellation, and, where applicable, include the Province as additional insured; and

(iii)
other insurance(s) specific to the operations of the Developer under this Agreement that protect the Developer against loss arising from damage to its own property and loss of revenue in amounts that a prudent operator would carry to cover the related risks;

all of which policies shall be primary and not require the sharing of any loss by any insurer of the Province;

(f)	ensure that all required insurance is primary and does not require the sharing of any loss by any insurer of the Province;

(g)
within 10 working days of the Reference Date of this Agreement and within 10 working days of expiry of any policy, provide to the Province evidence of all insurances carried by the Developer in the form of a completed “Province of British Columbia Certificate of Insurance”;

(h)	notwithstanding section 14.01 (g) above, if requested by the Province, provide to the Province certified copies of the required insurance policies;

(i)
if the Province, acting reasonably, from time to time, requires the Developer to change the amount(s) or type(s) of required insurance, and provided that such change is in accordance with Industry Standards, the Developer will within 90 days of receiving such notice, cause the amount(s) and type(s) of insurance to be changed and deliver to the Province a completed Province of British Columbia Certificate of Insurance evidencing compliance with the new requirements for insurance. In no event will any requirement for insurance imposed by the Province under this Agreement constitute a representation by the Province that the amounts or types of insurance are adequate;

(j)
unless otherwise agreed by the Province, apply all applicable proceeds of any property insurance to the repair or rebuilding of Improvements or Access Routes damaged or destroyed by the hazard insured against and cause that policy of insurance to provide that the proceeds will be paid to the Developer, or its creditors holding security over the Improvements, as their interests appear, and when received by the Developer or its creditors holding security over the Improvements, to be held in trust for the Developer and the Province, together with any interest that may accrue on the proceeds, to be dealt with in accordance with this covenant;

(k)
pay when due all taxes, rates, assessments, levies or other dues now or after the date of execution of this Agreement charged or levied against the land comprised in the Controlled Recreation Area Licence or the Tenures and all Improvements constructed or installed on that land, all other taxes, rates, assessments, levies or other dues payable by the Developer under any federal or provincial statute including the Income Tax Act (Canada) and the Workers Compensation Act and all charges incurred by the Developer for electricity, gas and other utilities and services supplied to the Controlled Recreation Area;

(l)
pay interest to the Province on Fees in arrears at the rate of interest prescribed from time to time under the Land Act (or other provincial legislation applicable to such arrears) in respect of money payable to the Province under that Act or this Agreement, immediately upon the written demand of the Province for such interest;

(m)
from and after the Reference Date, assume all environmental liabilities relating to the Controlled Recreation Area including responsibilities provided under the Contaminated Site Regulation of the Environmental Management Act and any liability for clean-up of any toxic, hazardous, dangerous or potentially dangerous substances or conditions on or under the Controlled Recreation Area or migrating from the Controlled Recreation Area, including surface water and ground water and excluding (i) acts of God, (ii) any liabilities arising from the exercise by any person of any rights under the Prior Rights, and (iii) any liabilities arising from the exercise of any subsequent rights granted by the Province to any other person after the Prior Agreement Reference Date;

(n)
pay all accounts and expenses as they become due for labour performed on or materials supplied for the Improvements or Access Routes (other than provincial or municipal highways for which the Province or the municipality has indicated that the Province or municipality, as applicable, has responsibility), save and except for money that the Developer is required to hold back under the Builders’ Lien Act, and if any claim of lien is made under that Act, the Developer will take all necessary steps to have the lien discharged unless the claim of lien is being contested in good faith by the Developer and the Developer has taken steps to ensure that the claim will not subject any of the Controlled Recreation Area Licence, the Tenures, the Improvements or Access Routes to sale or forfeiture;

(o)
procure from each of its creditors holding security over the Improvements and Access Routes an agreement with the Province that the insurance proceeds under the policies referred to in section 14.01(e) will be dealt with in accordance with section 14.01 (j) notwithstanding any default under that creditor’s security;

(p)	not construct, erect, build, place or expand any Improvements in the Controlled Recreation Area other than in accordance with the terms and conditions of this Agreement;

(q)
not commit or allow any willful or voluntary waste, spoilage or destruction on the Controlled Recreation Area without the prior written consent of the Province and will not do or allow to be done anything that may be or become a nuisance to the owners or occupiers of adjoining land;

(r)
use the Controlled Recreation Area, the Improvements and the Access Routes only as authorized by a Tenure, this Agreement or the Province in writing and in a safe, clean, sanitary and orderly manner including:

(i)	establishing and delineating a recreation area boundary within the Controlled Recreation Area and designating that boundary by notices, posted signs, fences or otherwise;

(ii)
regulating and prohibiting the access and entry of persons and vehicles to the Controlled Recreation Area, including taking proceedings against any person for recovery of, or for trespass to, the Controlled Recreation Area in the same manner and to the same extent as if the Developer was the registered owner of the Controlled Recreation Area if necessary, excluding any designated provincial or municipal highway;

(iii)	controlling, regulating, prohibiting and directing the movement and activities of persons and vehicles of any kind within the Controlled Recreation Area; and

(iv)
keeping the Improvements and the Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, has responsibility, in good repair in accordance with the standard of a prudent owner, all in accordance with Industry Standards;

(s)
subject to section 1.11, comply with the Resort Master Plan and the covenants and other commitments of the Developer in the Resort Master Plan in constructing, operating and maintaining the Improvements;

(t)
will only issue complimentary passes and discounts with respect to Commercial Recreation Activities or the right to use the Recreation Improvements or the Controlled Recreation Area or any part thereof for commercially sound reasons associated with the operation or promotion of the Resort including those to employees and their families;

(u)	supervise and regulate the operations of each Independent Operator so as to ensure the compliance of the Independent Operator with the terms and conditions of this Agreement;

(v)
not cut, destroy or remove timber or trees standing on the land within the Controlled Recreation Area except in compliance with an agreement issued under the Forest Act, in compliance with that Act and the Forest and Range Practices Act and then only to the extent necessary to develop the Controlled Recreation Area in compliance with this Agreement;

(w)	not interfere with the Prior Rights;

(x)
provide a final sketch plan showing the location of each Trail, service road or Minor Improvement not later than 12 months after the date of Substantial Completion of that Trail, service road or Minor Improvement located on Crown Land;

(y)
In the event that there is an Acquisition of Control of the Developer or the General Partner by any Person, the Developer or the General Partner will notify the Province of such Acquisition of Control promptly after the later of the occurrence of the Acquisition of Control or the Developer or General Partner becoming aware of such Acquisition of Control and provide the Province with such details available to the Developer or the General Partner as the Province may request as to the identity of such Person; and

(z)
N/A – before Development, register a statutory building scheme on the title to the land to incorporate various provisions contemplated in the Resort Master Plan and setting out restrictive details and related design guidelines applicable to the Development of the lands.

14.02	The Developer will make commercially reasonable efforts, in accordance with Industry Standards, to prevent all persons who are permitted to use the Controlled Recreation Area from:

(a)	entering into any area within the Controlled Recreation Area that is, in the Developer’s opinion, unsafe due to existing or potential hazards; or

(b)	carrying on activities within the Controlled Recreation Area that are prohibited under the Forest Act, the Forest and Range Practices Act or the Land Act;

provided however that this section will not impose upon the Developer any obligation to make safe any area within the Controlled Recreation Area or to remove any existing hazards within that area, except to the extent that it is required to do so under its operating covenants as set out in Schedule “I” or the conditions of tenure set out in Schedule “J” or as an occupier under the Occupiers’ Liability Act.

14.03
The Developer covenants and agrees to indemnify and save the Province and its servants, employees, representatives, contractors and agents harmless from and against any losses, damages, claims, demands, actions, causes of action, costs, liabilities and expenses, including reasonable fees and disbursements, and taxes thereon, of solicitors and other professional advisors, that the Province or its servants, employees, representatives, contractors or agents may suffer or be put to at any time either before or after the termination of this Agreement which are based upon arise out of or occur directly or indirectly in connection with

(a)	any breach, violation or non-performance of any covenant, term or condition contained in this Agreement or any Tenure;

(b)	any bodily injury, death or property damage occurring in the Controlled Recreation Area, except:

(i)	where the same occurs pursuant to the exercise of any of the Prior Rights; or

(ii)	where the same occurs pursuant to the exercise of any subsequent rights granted by the Province to others after the Reference Date, to the extent of such subsequent rights;

(c)	the activities carried out by the Developer in the Controlled Recreation Area including any matter or thing permitted or omitted by the Developer;

(d)
any and all environmental liabilities relating to the Controlled Recreation Area for which the Developer is responsible pursuant to the terms of this Agreement including any contamination or any other toxic, hazardous, dangerous or potentially dangerous substances migrating from the Controlled Recreation Area; or

(e)	any trespass or other unlawful interference by the Developer with the rights and interests of the holders of the Prior Rights, provided always that nothing in this Agreement shall be interpreted to imply that the Developer assumes liability to ensure the lawful use of the Controlled Recreation Area by the holders of Prior Rights or by those for whom the holders of Prior Rights are responsible at law;

in each case to the extent occurring as a result of an act or omission of the Developer or any person for whom it is responsible at law including its Independent Operators, employees, servants, agent contractors, subcontractors, subtenants or predecessors in title whether negligent or otherwise, but excepting (i) the independent willful or negligent acts or omissions of the Province and (ii) any losses, damages, claims, demands, actions, causes of action, costs, liabilities and expenses arising from any trespass by any person in the Controlled Recreation Area.

14.04
The Developer hereby releases the Province, its servants, employees, representatives, contractors and agents from and against all claims, demands, liabilities, losses, damages, costs, actions, causes of action, suits and proceedings by the Developer with respect to all environmental liabilities relating to the Controlled Recreation Area, including, but not limited to, any contamination or any other toxic, hazardous, dangerous or potentially dangerous substances migrating from the Controlled Recreation Area, except to the extent arising from the independent willful or negligent acts or omissions of the Province its servants, employees, representatives, contractors and agents.

ARTICLE XV – EVENTS OF DEFAULT

15.01	The Province may exercise any or all of its remedies under section 15.02 on the happening of any one or more of the following events:

(a)
if the Developer fails to pay Fees when due and the default continues for a period of 60 days after written notice has been given by the Province to the Developer specifying the default and requiring the same to be remedied;

(b)
if the Developer fails to observe or perform or keep any of its covenants or obligations under this Agreement, or any Tenure (other than its covenant to pay Fees) and, where the default is of a curable nature, the default continues for a period of 60 days after written notice has been given by the Province to the Developer specifying the default and requiring the same to be remedied unless:

(i)	the nature of the default reasonably requires more than 60 days to be remedied;

(ii)	the Developer commences remedying the default within the 60 day period; and

(iii)	after that period the Developer pursues the remedying of the default to completion with diligence and continuity;

(c)	if an order is made, a resolution passed or a petition filed (unless the petition is defended in good faith by the Developer) for the liquidation or winding up of the General Partner;

(d)
if the General Partner is adjudicated insolvent or makes an assignment for the general benefit of its creditors, a Person takes an action pursuant to the Bankruptcy and Insolvency Act (Canada) or a bankruptcy petition is filed or presented against the General Partner (unless the action or petition is defended in good faith by the General Partner) or the General Partner consents to the filing of the petition or a decree is entered by a court of competent jurisdiction adjudging the General Partner bankrupt under any law relating to bankruptcy or insolvency;

(e)
if any execution, sequestration, extent or other process of any court becomes enforceable against the Developer or the General Partner or both (except in favour of an Approved Lender) or if a distress or analogous process is levied on its Interest or property (except in favour of an Approved Lender) and the Developer or General Partner fails to defend such process in good faith;

(f)	if the Developer ceases to carry on business or to operate the Improvements in accordance with this Agreement;

(g)
if a Receiver is appointed to administer or carry on the business operations of the Developer or the General Partner or both other than the Receiver of an Approved Lender and such appointment continues for a period in excess of 30 days;

(h)
if the Developer does any act or thing or omits to do any act or thing that constitutes a material default (and fails to remedy such default within any grace or cure period provided for) under any indenture, mortgage, deed of trust, bill of sale or other security instrument to which the Developer is a party or is bound in respect of financing provided to the Developer for its operations under or pursuant to this Agreement such that the holder of such security exercises its default remedies under such security and such exercise affects the Interest, except in respect of any security held by an Approved Lender;

(i)
if the Developer fails to provide within a reasonable time, as determined by the Province, after receipt from the Province of a written request (which requests will not exceed one in each calendar year), a list containing the names of each Partner and setting out opposite the name of each Partner the number, class and units held by such Partners, and such other information available to the Developer regarding such Partner as may be reasonably requested by the Province;

(j)
if the General Partner fails to provide within a reasonable time, after receipt from the Province of a written request (which requests will not exceed one in each calendar year), a list containing the names of the registered and non-objecting beneficial Shareholders of the General Partner and setting out opposite the name of each such Shareholder the number, class and shares held by such Shareholders, and such other information available to the Developer regarding such Shareholders as may be reasonably requested by the Province;

(k)
if a representation of the Developer under this Agreement is or is proven to be untrue in any material way and, where such default is of a curable nature, such default continues for a period of 60 days after written notice thereof has been given by the Province to the Developer;

(l)	any breach, non-observance or non-compliance with the provisions in Article XVI; or

(m)	without the prior written consent of the Province:

(i)	the General Partner ceases to beneficially own, directly or indirectly, at least 50% of the limited partnership units of the Developer;

(ii)	the General Partner ceases to be a general partner of the Developer other than as a result of bankruptcy;

(iii)
so long as Whistler Blackcomb General Partner Ltd. is a general partner of the Developer, the General Partner ceases to be the registered and beneficial owner of all of the issued and outstanding Voting Shares of Whistler Blackcomb General Partner Ltd.;

(iv)
so long as 0891986 B.C. Ltd. is a general partner of the Developer, Nippon Cable Co., Ltd. (“Nippon Cable”) or Nippon Cable and its affiliates and related Persons, as defined in the Blackcomb Skiing Enterprises Limited Partnership Amended and Restated Agreement of Limited Partnership dated November 12, 2010, cease to directly or indirectly beneficially own all of the issued and outstanding Voting Shares of 0891986 B.C. Ltd.;

(v)
the General Partner or general partners, as the case may be, of the Developer cease to have the sole authority to manage the business of the Developer in accordance with the terms of the partnership agreement in respect of the Developer; or

(vi)	any other Person is admitted as a general partner of the Developer.

15.02	At any time after the happening of an Event of Default, the Province may do any one or more of the following:

(a)
pursue any remedy available to it at law or in equity, it being acknowledged by the Developer that specific performance, injunctive relief (mandatory or otherwise), or other equitable relief may be the only adequate remedy to cure an Event of Default;

(b)
take any action in its own name or in the name of the Developer that may be required to cure the Event of Default, in which case all payments, costs and expenses incurred by the Province will be payable by the Developer to the Province on demand as provided in section 14.03;

(c)	suspend on a permanent or interim basis, the rights of the Developer under this Agreement to acquire any further Tenures or any Crown Land;

(d)	terminate this Agreement and all Tenures held subject to this Agreement;

(e)	appoint a Receiver under section 15.03, subject only to the prior right of an Approved Lender to appoint a Receiver as set out in section 15.04;

(f)	draw down a Security Deposit or Performance Deposit, as the case may be, as provided for in Article XVII; or

(g)	waive the Event of Default provided, however, that any waiver of an Event of Default will not operate as a waiver of any subsequent or continuing Event of Default.

15.03
At any time an Event of Default is outstanding, the Province may by instrument in writing appoint a Receiver of the Interest, or any part of it, and may remove the Receiver so appointed and appoint another in their place and stead and the following provisions will take effect:

(a)
the Receiver may enter upon any premises of the Developer and take possession of the Interest with power to exclude the Developer from the premises, to preserve, protect and maintain the Interest and make such replacements as the Receiver deems necessary, and to carry on the business and operations of the Developer, or any part of its business and operations, and in so doing may do any act or take any proceeding in the name of the Developer or otherwise as the Receiver may deem reasonably necessary;

(b)
the Receiver may, with the prior written consent of the Province, borrow money for the purpose of carrying on the business and operations of the Developer or for the maintenance of the Improvements and Access Routes or any of them or for any other purpose approved by the Province and any amount so borrowed, together with interest on it, will form a charge upon the Interest and the revenue derived from the business and operations of the Interest;

(c)	the Province may from time to time fix reasonable remuneration for the Receiver;

(d)
the Receiver will be deemed to be the agent of the Developer and the Province will in no way be held responsible for any misconduct or negligence of the Receiver and the Developer will indemnify and hold harmless the Province from and against any losses, damages, costs or liabilities arising from the acts or omissions of the Receiver as provided in section 14.03;

(e)	amounts received by the Receiver will be applied as the Province in its discretion directs including:

(i)	the remuneration of the Receiver;

(ii)	other costs and expenses including fees of solicitors and other advisors incurred by the Province in connection with the appointment of the Receiver or the Event of Default, or

(iii)	other sums due to the Province pursuant to this Agreement or the Tenures.

15.04
If an Approved Lender appoints a Receiver of the Interest, then so long as that Receiver continues to be appointed, the Province will remove any Receiver appointed by it under section 15.03 and it will not appoint any Receiver except the one appointed by the Approved Lender.

ARTICLE XVI- TRANSFERS AND ENCUMBRANCES

16.01	The Developer will not sell, assign, transfer or otherwise dispose of its Interest or any benefit therein, in whole or in part, without the prior written consent of the Province, provided that:

(a)
the licencing or other grant to any person of any personal right to use or enjoy any Improvement or the Controlled Recreation Area or any portion thereof in the ordinary course of business of the Developer;

(b)	a contract with an Independent Operator subject to and in accordance with Article X;

(c)	an Acquisition of Control of the Developer or the General Partner for which notice has been given in accordance with section 14.01(y); and

(d)	a transfer of limited partnership units of the Developer or shares of any person that does not constitute an Event of Default under section 15.01(m);

will not be a sale, assignment, transfer or other disposition of the Interest for the purposes of this section 16.01;

16.02	The Province, acting reasonably, may refuse to consent under section 16.01:

(a)
if the proposed purchaser, assignee, transferee or holder of the Interest in the opinion of the Province does not have the financial capacity and proven management ability and business experience (taking into account any management and senior staff to be retained by the purchaser, assignee, transferee or holder) to develop, operate and maintain the Improvements, the Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, has responsibility, and the Controlled Recreation Area in accordance with the following:

(i)	Industry Standards;

(ii)	this Agreement and the Tenures; and

(iii)	the Resort Master Plan,

(b)	if the proposed purchaser, assignee, transferee or holder of the Interest does not enter into an assumption agreement with the Province in accordance with section 16.03; or

(c)	where only a part of the Interest is to be sold, assigned, transferred or disposed of, if in the opinion of the Province the future viability of the Controlled Recreation Area may be prejudiced.

16.03
Following the consent by the Province under section 16.01 and the purchaser, assignee, transferee or holder of the Interest, as the case may be, executing an assumption agreement in a form satisfactory to the Province by which it agrees to be bound by all the terms, covenants, obligations and agreements contained in this Agreement and the Tenures, the Developer will be released by the Province from the same and any Security Deposit or Performance Deposit will be returned and any policy of insurance may be cancelled when the purchaser, assignee, transferee or holder of the Interest has provided the Province evidence of its compliance with the Security Deposit, Performance Deposit and insurance requirements of this Agreement.

16.04
The Developer will not mortgage, pledge, charge or create any trust, security, interest or other interest or otherwise encumber its Interest without the written consent of the Province. It may be a condition of any consent of the Province under this section that:

(a)	all of the Interest be mortgaged, pledged, charged, or encumbered to the proposed lender, and

(b)
the proposed lender to whom the Interest is mortgaged, pledged, charged or otherwise encumbered, agrees that if the proposed lender or any Person deriving title from it acquires the Interest, the proposed lender or such Person, as the case may be, will be bound by the terms and conditions of this Agreement including the provisions of section 16.01 and the Tenures and, in exercising its remedies, will have no greater rights than the Developer under the same.

16.05	The Province will, upon the request of the Developer, enter into a non-disturbance agreement with an Approved Lender on terms and conditions approved by the Province.

ARTICLE XVII – SECURITY DEPOSIT AND PERFORMANCE DEPOSIT

17.01
The Security Deposit to the Province will be in the form of an Irrevocable Letter of Credit issued by a Canadian financial institution, or such other form as requested by the Province from time to time, to guarantee the performance of the Developer’s obligations under this Agreement, and the Security Deposit will:

(a)	be in the amount set by the Province, acting reasonably.

(b)	be subject to review by the Province from time to time; and

(c)	remain in effect for the term of this Agreement and until the Province certifies, in writing, that the Developer has fully performed all of its obligations under this Agreement.

17.02	The Province may use the proceeds of a Security Deposit for the payment of any costs and expenses:

(a)	to cure or compel the Developer to cure any Default that relates to the construction of Improvements in a Mountain Phase;

(b)	to remedy any damage to the environment caused by such construction or by the activities of the Developer, its servants, agents, contractors or subcontractors;

(c)	to perform any of the Developer’s obligations under this Agreement or any Tenure that are not performed by the Developer; or

(d)	to pay any overdue Fees.

If the Province uses any or all of the Security Deposit under this section, the Developer will, within 15 business days of notice from the Province, deliver an additional Security Deposit to the Province in an amount equal to the amount drawn down by the Province.

17.03
After the Province certifies, in writing, that the Developer has fully performed its obligations under this Agreement, the Province will return or release to the Developer the balance of the Security Deposit.

17.04	The Developer acknowledges that the Province may, from time to time, acting reasonably, notify the Developer to:

(a)	change the form or amount of the Security Deposit; and

(b)	provide and maintain another form of security in replacement of or in addition to the Security Deposit provided by the Developer under this Agreement;

and the Developer will, within 60 days of receiving such notice, deliver to the Province the required Security Deposit.

17.05
If the Province conveys fee simple ownership of any parcel of Crown Land in the Base Area in a Base Area Phase before all Improvements and Access Routes on a corresponding Mountain Phase have reached a state of Substantial Completion, the Developer will deliver to the Province a Performance Deposit within 15 business days of such conveyance to secure the Substantial Completion of one or more particular Improvements or Access Routes. Such Performance Deposit must:

(a)
be in the form of an Irrevocable Letter of Credit issued by a Canadian financial institution, or a surety issued by an insurer licensed to do business in Canada, or such other form as requested by the Province;

(b)	be in an amount equal to 100% of the cost specified in the relevant Capital Budget to bring that Improvement or Access Route to a state of Substantial Completion; and

(c)	remain in effect until that Improvement or Access Route is in a state of Substantial Completion.

17.06
The Province may call upon or draw down a Performance Deposit where the Developer fails to construct the Improvement of Access Route referred to in Article 17.05 to a state of Substantial Completion and use the Performance Deposit funds for the payment of costs and expenses to perform the Developer’s obligations that have not been performed by the Developer.

ARTICLE XVIII – REPLACEMENT

18.01
The Developer may, on or after the 30th Anniversary of the Reference Date but not later than the 58th Anniversary, apply to the Province for a replacement of this Agreement and the Tenures for a replacement term of up to 60 years.

18.02
If there is no Event of Default outstanding, the Province will, not later than 180 days after an Application is made under section 18.01, make a Replacement Offer to the Developer, in writing, setting out the terms and conditions of the offer, which offer will be consistent with the Policies then in effect.

18.03
The Developer will have a period of up to 1 year from the receipt of the Replacement Offer to accept such offer on the terms and conditions contained in it, provided that the Developer may discuss and negotiate the terms of any Replacement Offer with the Province during such period. Any Replacement Offer will expire on the 60th Anniversary of the Reference Date.

18.04
If the Developer does not accept a Replacement Offer within the period of time specified in section 18.03, this Agreement and the Tenures will not be replaced but will continue in full force and effect pursuant to their respective terms and conditions unless the Developer makes another Application under section 18.01 to the Province to replace this Agreement and the Tenures, and the Developer accepts a Replacement Offer made pursuant to that Application.

18.05
If this Agreement and the Tenures have not been replaced prior to the 60th Anniversary of the Reference Date, the Province will be at liberty to enter into an arrangement with any other Person for the right to use, develop and operate the Improvements and the Controlled Recreation Area but in so doing the Province will not, for a period of five years after the date of the expiration of this Agreement, enter into an agreement with, or grant Tenures to, any Person on terms and conditions more favourable than those specified in the Replacement Offer without first offering a replacement of this Agreement and the Tenures to the Developer on those terms and conditions.

18.06
An agreement entered into by the Province with another Person under section 18.05 will not, so far as it relates to the use, Development and operation of Improvements and Access Routes and the purchase and Development of Crown Land in the Controlled Recreation Area, come into force until the expiration or earlier termination of this Agreement.

ARTICLE XIX – POST-AGREEMENT MATTERS

19.01	On the expiration or earlier termination of this Agreement, the Developer will:

(a)
peaceably quit, surrender, yield up and deliver the Controlled Recreation Area and the Improvements, and those Access Routes in the Controlled Recreation Area, to the Province, in a safe, clean, sanitary and orderly condition and in good repair; and

(b)	remain liable for all Fees and other sums due to the Province pursuant to this Agreement and the Tenures due to the time of termination of this Agreement;

and subject to section 19.03, Improvements and Access Routes in the Controlled Recreation Area including the Moveable Recreation Improvements, will vest absolutely in, and be the property of, the Province.

19.02
The Developer will not, without the prior written consent of the Province, remove or permit the removal of any Improvement from the Controlled Recreation Area during the term of this Agreement except for the purpose of repair or replacement of it in accordance with the Developer’s normal maintenance program or the Resort Master Plan.

19.03
On the expiration or earlier termination of this Agreement, the Province may, notwithstanding section 19.01, elect not to retain ownership of any Improvement which election must be made by written notice from the Province to the Developer within 60 days of expiration or earlier termination of this Agreement and if that election is made, the Developer must, within two years of the date of the expiration or earlier termination of this Agreement, remove any Improvement described in the notice.

19.04
Where the Developer removes an Improvement described in a notice given under section 19.03, it will do so at its own expense and it will leave the surface of the land in a safe, clean, sanitary and orderly condition to the satisfaction of the Designated Authority.

ARTICLE XX – ARBITRATION

20.01
Notwithstanding section 7.11 and 7.12, in the event any dispute arises between the parties concerning any matter under this Agreement, if either this Agreement expressly provides that the matter will be referred to and determined by Arbitration, or the parties otherwise agree to submit a dispute to Arbitration, except for a matter within the discretion of the Province, such dispute will be referred to and finally resolved by a single arbitrator agreed to by the parties, and failing agreement as may be selected pursuant to the Arbitration Act, in an Arbitration administered by the British Columbia International Commercial Arbitration Centre pursuant to its Rules of Procedure for Domestic Commercial Arbitration. The arbitrator will have the authority to determine and award the cost of the Arbitration. The Arbitration will be conducted at the offices of the Ministry of Forests, Lands and Natural Resource Operations (or any successor ministry) in British Columbia, and if there is no office of the Ministry of Forests, Lands and Natural Resource Operations (or any successor ministry) in British Columbia, then the offices of Ministry of Forests, Lands and Natural Resource Operations (or any successor corporation or ministry) that is closest to the Developer’s head office in British Columbia, except as otherwise may be agreed by the parties. The Arbitration will be governed by the laws of the Province of British Columbia.

ARTICLE XXI – MISCELLANEOUS

21.01	Time is of the essence of this Agreement.

21.02
The failure of any party at any time to require performance of any provision or to resort to any remedy provided under this Agreement shall in no way affect the right of that party to require performance or to resort to a remedy at any time thereafter, nor shall the waiver by any party of a breach be deemed to be a waiver of any subsequent breach.

21.03
The Developer and the Province will perform such further acts and execute all further documents that may be required from time to time to evidence or give full force and effect to the intent of this Agreement.

21.04	Nothing in this Agreement constitutes the Developer the agent, joint venturer or partner of the Province or gives the Developer any authority or power to bind the Province in any way.

21.05
If, due to a strike, lockout, labour dispute, act of God, inability to obtain labour or materials, laws, ordinances, rules, regulations or orders of governmental authorities, enemy or hostile action, civil commotion, fire or other casualty or any condition or cause beyond the reasonable control of the Developer, other than financial reasons, the Developer is delayed in performing any of its obligations under this Agreement, then the time for completion or performance of that obligation will be extended by a period of time equal to the period of time of the delay so long as

(a)
the Developer gives written notice to the Province within 30 days after the Developer becomes aware of the commencement of the delay setting forth the nature of it and an estimated time frame for the performance of the obligation and, if necessary, a revised Construction and Completion Schedule; and

(b)	the Developer diligently attempts to remedy the cause of the delay.

21.06
For the purpose of section 21.05, the inability of the Developer to obtain financing or the funds necessary for the construction of an Improvement or Access Route, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, has responsibility, is not a cause beyond the reasonable control of the Developer.

21.07	Nothing in this Agreement constitutes an obligation, express or implied, of the Province to use public funds for the construction or maintenance of any part of the Development or any Access Route.

21.08	Any notice required to be given by either party to the other will be deemed to be given if mailed by prepaid registered mail in Canada or delivered to the address of the other as follows:

to the Province

Ministry of Forests, Lands and Natural Resource Operations
Mountain Resorts Branch
510 175 2nd Avenue
Kamloops, BC V2C 5W1

to the Developer

Blackcomb Skiing Enterprises Limited Partnership
4545 Blackcomb Way

Whistler, BC V0N 1B4

or at such other address as the other may from time to time direct in writing, and any such notice will be deemed to have been received if delivered, on the day of delivery, and if mailed, on the earlier of the date of receipt and 7 business days after the time of mailing except in the case of mail interruption in which case actual receipt is required.

21.09
In order to expedite the delivery of any notice required to be given by either party to the other, a concurrent facsimile copy of any notice will, where possible, be provided to the other party but nothing in this section, and specifically the lack of delivery of a facsimile copy of any notice, will abrogate from the deemed delivery provided in section 21.08.

21.1	To the extent necessary, the terms, covenants and obligations contained in this Agreement will survive the expiration or earlier termination of this Agreement.

21.2
The Province reserves the right in accordance with the Policies to grant licences of and interests in the land comprising the Controlled Recreation Area, or any part of it, under the Land Act which are not inconsistent with the Resort Master Plan with the prior written consent of the Developer which consent will not be unreasonably withheld including the following:

(a)	by way of easement, right-of-way or statutory right-of-way to the Province, a Crown Corporation or agency, a municipality, Local Government or a public utility company; and

(b)	to Persons other than the Developer pursuant to the Policies.

21.1
For the purposes of section 21.11, and without limiting the grounds on which the Developer may reasonably withhold its consent under that section, the Developer will be deemed to have reasonably withheld its consent if a grant to be made under that section would:

(a)	materially affect the Developer’s exercise of any of its rights under this Agreement; or

(b)	be incompatible or in competition with the Developer's use of or business in and on the Controlled Recreation Area.

21.2
The Developer will not make a claim for compensation, in any form, in respect of a grant made under section 21.11 where the Developer has consented, or unreasonably withheld its consent, to such grant.

21.3	Nothing in this Agreement or a Tenure diminishes any right the Developer may have to use any highway (as that term is defined in the Transportation Act).

21.4
Unless required by law, the Province will not disclose the Financial Information, any statement referred to in section 5.09, any information obtained in an audit pursuant to section 5.10 or any information as to Gross Revenue, Golf Revenue or Independent Operator Revenue to any Person without the prior written consent of the Developer.

21.5
This Agreement supersedes and replaces the Prior Agreement and the Prior Agreement is of no further force or effect. Notwithstanding the above, any outstanding payment obligations, and any other sections of the Prior Agreement (including Schedules) which, by their terms or nature, were intended to survive the termination of the Prior Agreement will continue in force indefinitely subject to any limitation period prescribed by law even after the Prior Agreement ends.

21.6
Notwithstanding section 21.16, statutory right-of-ways registered in the Vancouver Land Title Office under Registration Numbers R80919, BM52319, BH294161, BH294161, and BH294158, will survive the termination of the Prior Agreement and will continue in force in perpetuity subject to any limitation period prescribed by law.

ARTICLE XXII – OTHER TERMS

22.01	The Province and the Developer agree that the following terms will apply to this Agreement:

(a)	List Terms or N/A

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SIGNED on behalf of HER MAJESTY
THE QUEEN IN RIGHT OF THE
PROVINCE OF BRITISH COLUMBIA
by the Ministry responsible for the Land Act
or the Ministry of Lands, Parks and Housing Act
or the Minister’s authorized representative

/s/ Steve Thompson
Authorized Signatory

SIGNED on behalf of
BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
by its General Partner, WHISTLER BLACKCOMB HOLDINGS
INC., by its duly authorized signatory

/s/ David Brownlie
Authorized Signatory

SCHEDULE “A” – DEVELOPMENT AREA AND CONTROLLED RECREATION AREA

The land on which the Development is to be built as described in the Resort Master Plan.

See attached Schedule “A” map.

The Development Area includes the following private land parcels that hold Recreation Improvements which are integral to the operation of the Resort:

Recreation Improvement	Legal Description	Option to Purchase for the Crown (Y/N)
Blackcomb Day Lodge (4553 Blackcomb Way)	Lot 34, DL 3866, Group 1, New Westminster District, Plan 22981	Y
Blackcomb Admin Building (4545 Blackcomb Way)	Lot 11, DLs 3866 & 3903, Group 1, New Westminster District, Plan 21500	Y
Base II Building (4900 Glacier Drive)	Lot 1, DL 3903, Group 1, New Westminster District, Plan 19506	Y

Schedule A
Blackcomb Mountain Resort

- Blackcomb Controlled Recreation Area - 2,094.60
- Blackcomb Development Area - 2,096.67
- All Survey Parcels
- Surveyed Rights of Way
- Provincial Parks
- 20K Mapsheet Tiles

N / W / E / S

Date: July 4, 2014
File: 0340523
Scale: 1:30,000
Albers Projection, NAD 83
Blackcomb_sched_A_8x11_30k_July014.pdf

0 0.5 1 Km

DL 3860
BkA
Lost Lake
DL 4889
DL 4753
DL 7694
092J016
DL 4214
DL 3866
Bk D
DL 3903
DL 8103
GARIBALDI PARK
SPEARHEAD
Blackcomb Glacier Park
092J006

SCHEDULE “B” - THE DEVELOPER’S OWNERSHIP INFORMATION

THE DEVELOPER’S OWNERSHIP INFORMATION

The Developer represents and warrants that the following information is true and complete as of the date of this Agreement:

A.    The Developer: Blackcomb Skiing Enterprises Limited Partnership

1.	Name:	Blackcomb Skiing Enterprises Limited Partnership
2.	Date of Registration:	September 30, 2011
3.	Registered number:	LP0567076
4.	General Partner	Whistler Blackcomb Holdings Inc. Whistler Blackcomb General Partner Ltd. (first additional general partner) 0891986 B.C. Ltd. (second additional general partner)
5.	Limited Partners and Partnership Interests
Nippon Cable (Canada) Holdings Ltd. – 2,717,500 Class A Limited Partnership Units
Whistler Blackcomb Holdings Inc. – 8,130,760 Class B Limited Partnership Units
All Limited Partnership Units held by the Partners have been and may be pledged in favour of the Developer’s lenders.

6.	Summary of any constitutional, contractual or other special voting rights, restrictions on powers of directors or similar matters relevant to the control of the Developer.	[See limited partnership agreement of the Developer]

B.    The General Partners:
Whistler Blackcomb Holdings Inc.

1.	Name	Whistler Blackcomb Holdings Inc.
2.	Date of Incorporation	October 17, 2016 (amalgamation)
3.	Incorporation Number	BC1093305
4.	Directors:
	Name	Address
	David Shapiro	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Robert A. Katz	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Michael Z. Barkin	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	David B. Brownlie	4545 Blackcomb Way Whistler, BC V0N 1B4
5.	Officers:
	Name	Address
	David Shapiro Executive Vice President, Secretary and General Counsel	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Robert A. Katz Chief Executive Officer	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Michael Z. Barkin Executive Vice President and Chief Financial Officer	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	David B. Brownlie Chief Operating Officer	4545 Blackcomb Way Whistler, BC V0N 1B4
	Pat Campbell President, Mountain Division	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	James O'Donnell Executive Vice President, Hospitality, Retail and Real Estate	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Kirsten Lynch Executive Vice President and Chief Marketing Officer	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8

Robert Urwiler Executive Vice President and Chief Information Officer	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
Chris Jarnot Executive Vice President, Mountain Division	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8

Whistler Blackcomb General Partner Ltd.

1.	Name	Whistler Blackcomb General Partner Ltd.
2.	Date of Incorporation	October 22, 2001
3.	Incorporation Number	BC0636020
4.	Directors:
	Name	Address
	David Brownlie	4545 Blackcomb Way Whistler, BC V0N 1B4
	Robert A. Katz	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Michael Z. Barkin	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	David Shapiro	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
5.	Officers:
	Name	Address
	David B. Brownlie Chief Operating Officer	4545 Blackcomb Way Whistler, BC V0N 1B4
	Robert A. Katz Chief Executive Officer	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	Michael Z. Barkin Executive Vice President and Chief Financial Officer	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8
	David Shapiro Executive Vice President, General Counsel and Secretary	Suite 1700, Park Place, 666 Burrard St., Vancouver, BC V6C 2X8

0891986 B.C. Ltd.

1.	Name	0891986 B.C. Ltd.
2.	Date of Incorporation	October 4, 2010
3.	Incorporation Number	BC0891986
4.	Directors:
	Name	Address
	Anthony P. McCarthur	2800 Park Place 666 Burrard Stret Vancouver, BC, V6C 2Z7
5.	Officers:
	Name	Address
	Anthony P. McCarthur (President)	2800 Park Place 666 Burrard Stret Vancouver, BC, V6C 2Z7

II)    LIMITED PARTNERS:
Whistler Blackcomb Holdings Inc. – see above.

Nippon Cable (Canada) Holdings Ltd.

1.	Name	Nippon Cable (Canada) Holdings Ltd.
2.	Date of Incorporation	September 30, 2015 (amalgamation)
3.	Incorporation Number	BC1050558
4.	Directors:
	Name	Address
	Masayoshi Ohkubo	2-11, Kanda Nishiki-Cho Chiyoda-Ku Tokyo 101-0054 Japan
	Shungo Ohkubo	2-11, Kanda Nishiki-Cho Chiyoda-Ku Tokyo 101-0054 Japan
5.	Officers:
	Name	Address
	Masayoshi Ohkubo (President)	2-11, Kanda Nishiki-Cho Chiyoda-Ku Tokyo 101-0054 Japan
	Shungo Ohkubo (Secretary)	2-11, Kanda Nishiki-Cho Chiyoda-Ku Tokyo 101-0054 Japan

SCHEDULE “C” – EXCEPTIONS

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.    The Developer is a limited partnership, created and registered under the Partnership Act of British Columbia, as represented by its General Partner, Whistler Blackcomb Holdings Inc., a corporation duly organized and existing under the laws of the Province of British Columbia.

2.    As the Developer is not a corporation, the representations in section 13.01 and all other corporate references in this Agreement refer to Whistler Blackcomb Holdings Inc., the General Partner acting for and on behalf of the Developer, Blackcomb Skiing Enterprises Limited Partnership.

SCHEDULE “D” – BALANCED RESORT CAPACITY

BALANCED RESORT CAPACITY (BRC)

Balanced Resort Capacity (BRC) is the Comfortable Carrying Capacity of all of a Resort’s Recreation Improvements, as limited by the Servicing Capacity.

Comfortable Carrying Capacity (CCC) is the maximum number of visitors that can utilize a specific Recreation Improvement per day such that the recreational expectations of the visitors are met without compromising the physical, environmental and social characteristics of the site.

The number of Bed Units earned will be determined by applying the appropriate ratio of bed units to the BRC as per the Alpine Skiing Bed Unit Calculation Model, Chapter II.7 of the All Season Resort Guidelines.

BRC for the purpose of calculating Bed Units earned, is the higher of either the Summer or the Winter Carrying Capacity but will not exceed the Servicing Capacity.

Winter Capacity is the cumulative total of:

a)	Skier Carrying Capacity (SCC):

SCC = Vertical Meters of the Lift X Hourly Lift Capacity X Hours of Lift Operation
Weighted Vertical Demand of ski trails

Balanced to the downhill capacity of the ski trails; and

b)	The cumulative CCC of all other winter Recreation Improvements within the Controlled Recreation Area.

Summer Capacity is the cumulative CCC of all summer Recreation Improvements within the Controlled Recreation Area.

Servicing Capacity is the capacity of the Base Area to provide necessary services, which may be limited by parking, road access, water availability, sewage flow capacity, or support facilities, etc.

SCHEDULE “E” – LEASE

FORM OF LEASE
(For Recreation Improvements other than Lifts, other linear Recreation Improvements, Snowmaking Equipment, Trails, surfaced pathways or utilities, services, service roads or other similar works)

THIS LEASE is dated for reference Month Day, Year.

BETWEEN

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF BRITISH COLUMBIA, as represented by the Minister of Forests, Lands and Natural Resource Operations, Parliament Buildings, Victoria, British Columbia V8V 1X4

(the “Lessor”)

AND

BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
4545 Blackcomb Way, Whistler, British Columbia V0N 1B4

(the “Lessee”)

WHEREAS

A.	The Lessor and the Lessee are parties to a Master Development Agreement (the “Development Agreement”) dated for reference the Day day of Month, Year, for the operation and Development of the Resort;

B.
In accordance with the Development Agreement, the Lessor has agreed to lease various parcels of land in the Controlled Recreation Area to the Lessee on the terms and conditions contained in this Lease;

NOW THEREFORE in consideration of the Fees payable and the covenants and agreements set forth in this Lease, the parties agree as follows.

ARTICLE I – GRANT OF LEASE

1.01	The Lessor hereby leases to the Lessee the parcel or parcels of land described in and shown outlined in bold on Schedule “A” to this Lease (the “Land”).

1.02	This Lease, and the estate granted by it, are subject to the terms and conditions of the Development Agreement and:

(a)	if there is any inconsistency between a provision of this Lease and a provision of the Development Agreement, the provision of the Development Agreement will prevail; and

(b)	capitalized terms used in this Lease or the recitals to it and not defined herein will be given the meaning accorded to them in the Development Agreement.

ARTICLE II – TERM

2.01	To have and to hold the Land unto the Lessee for the term of years beginning on the reference date of this Lease and ending on the expiration or earlier termination of the Development Agreement.

ARTICLE III – FEES

3.01	The Lessee will pay to the Lessor as rent, without any deduction or setoff, the Fees in the manner and at the time specified in Article V of the Development Agreement.

ARTICLE IV – LESSEE’S COVENANTS

4.01	In addition to the Lessee’s covenants contained in the Development Agreement, the Lessee covenants with the Lessor:

(a)
to use the Land solely to construct, operate and maintain the Recreation Improvements and for the purpose described or shown in Schedule “A” to this Lease and any ancillary improvements or uses as contemplated by the Resort Master Plan and the Development Agreement;

(b)	to pay and discharge when due all charges for electricity, gas and other utilities supplied to the Land;

(c)	to keep the Land and the Recreation Improvements situate on it in a safe, clean and sanitary condition and in good repair and to repair according to notice;

(d)
on the expiration or earlier termination of the term of this Lease, to peaceably quit, surrender, yield up and deliver the Land and the Recreation Improvements situate on it to the Lessor in a safe, clean and sanitary condition and in good repair (reasonable wear and tear excepted) and all right, interest and estate of the Lessee in the Land and the Recreation Improvements situate on it will cease and vest in the Lessor in accordance with the Development Agreement;

(e)	to permit the Lessor, its servants and agents at all reasonable times to enter on and inspect the Land and the Recreation Improvements situate on it;

(f)
not to cut, destroy or remove timber or trees standing on the Land except in compliance with an agreement issued under the Forest Act, and in compliance with that Act and the Forest and Range Practices Act, and then only to the extent necessary to develop the Land in compliance with the Development Agreement; and

(g)	to comply with all conditions as outlined in Schedule “B” to this Lease.

ARTICLE V – ASSIGNMENT

5.01
The Lessee may not sell, assign, or sublease this Lease without the prior written consent of the Lessor in accordance with Article XVI of the Development Agreement except to the extent necessary to permit its customers and Independent Operators to use the Controlled Recreation Area in the normal course of business of the Lessee.

5.02
Despite section 5.01, the Lessee may rent to any Person commercial or not-for-profit units in buildings on the Land or permit any Person to operate commercial or not-for-profit concessions or undertakings within those commercial units, provided such rental or operating agreements refer to this Lease and require that Person to abide by the terms and conditions of this Lease and the Development Agreement and the covenants of the Lessee under this Lease and the Development Agreement.

ARTICLE VI – MISCELLANEOUS

6.01
The Lessor is under no obligation under the terms of this Lease to provide access to the Land or to maintain or improve any existing or future access roads. This provision does not limit any right of the Lessee in respect of any Tenure or interim Tenure in accordance with its terms and conditions.

6.02
Any interference with the rights of the Lessee under this Lease by virtue of the operation of the Mineral Tenure Act, Petroleum and Natural Gas Act, Coal Act, Forest Act, or Water Sustainability Act or any certificate, lease, permit or licence issued under any of those Acts will not constitute a breach of the Lessor’s implied covenant of quiet enjoyment.

6.03	This Lease and the estate herein granted is subject to:

(a)	all subsisting exceptions and reservations of interests, rights, privileges and titles contained in any previous Crown Grant of the Controlled Recreation Area or any part thereof;

(b)
all subsisting grants to, or rights of, any Person made or registered under the Land Act, the Land Title Act, the Ministry of Lands, Parks and Housing Act or any other enactment of the Province of British Columbia including without limitation the Coal Act, the Forest Act, the Mineral Tenure Act, the Petroleum and Natural Gas Act, the Range Act, the Wildlife Act or the Water Sustainability Act whether or not the Lessee has actual notice of them; and

(c)	exceptions and reservations of rights, interests, privileges and titles referred to in section 50 of the Land Act.

6.04	Any default under the Development Agreement will be a default under this Lease; any default under this Lease will be a default under the Development Agreement.

6.05	The terms and provisions of this Lease are binding upon and enure to the benefit of the parties, their successors and permitted assigns.

ARTICLE VII – INTERPRETATION

7.01	In this Lease, unless the context otherwise requires, the singular includes the plural and the masculine includes the feminine gender and a corporation.

7.02	The headings of Articles are for convenience of reference only and are not to be construed as defining or in any way limiting the scope or intent of the provisions of this Lease.

7.03	This Lease will be interpreted according to the laws of the Province of British Columbia.

7.04
Where there is a reference to an enactment of the Province of British Columbia in this Lease, that reference includes a reference to any subsequent enactment of the Province of British Columbia of like effect and, unless the context otherwise requires, all statutes referred to in this Lease are enactments of the Province of British Columbia.

7.05
If any section of this Lease or any part of a section is found to be illegal or unenforceable, that part or section, as the case may be, will be considered separate and severable and the remaining parts or sections, as the case may be, will not be affected and they will be enforceable to the fullest extent permitted by law.

7.06	All schedules to this Lease form part of this Lease.

IN WITNESS WHEREOF the parties have executed this Lease as of the day and year first above written.

SIGNED on behalf of HER MAJESTY
THE QUEEN IN RIGHT OF THE PROVINCE
OF BRITISH COLUMBIA by the Minister
responsible for the Land Act or the Ministry of
Lands, Parks and Housing Act or the Minister’s
authorized representative

___________________________________
Authorized Signatory

SIGNED on behalf of
BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
by its general partner WHISTLER BLACKCOMB HOLDINGS INC.

___________________________________
Authorized Signatory

SCHEDULE “A” TO THE LEASE

Insert legal description of the land and a plan showing the land outlined

Insert description of the Recreation Improvements

Insert description of purpose of land use

SCHEDULE “B” – TO THE LEASE – ADDITIONAL CONDITIONS OF TENURE

The Developer agrees:

1.	List Conditions

SCHEDULE “F” – RIGHT-OF-WAY

FORM OF RIGHT-OF-WAY
(For Lifts, Snowmaking Equipment, surfaced pathways or services or other similar works)

THIS AGREEMENT is dated for reference Month Day, Year

BETWEEN

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF BRITISH COLUMBIA, as represented by the Minister of Forests, Lands and Natural Resource Operations, Parliament Buildings, Victoria, British Columbia V8V 1X4

(the “Grantor”)

AND

BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
4545 Blackcomb Way, Whistler, British Columbia V0N 1B4

(the “Grantee”)

WHEREAS

A.	The Grantor and the Grantee are parties to a Master Development Agreement (the “Development Agreement”), dated for reference the Day day of Month, Year for the operation and Development of the Resort;

B.
In accordance with the Development Agreement, the Grantor has agreed to grant to the Grantee a right-of-way over that parcel of land described in and shown outlined in bold on Schedule “A” to this Agreement (the “Land”) on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the premises and of the Fees to be paid by the Grantee to the Grantor, the parties agree as follows.

ARTICLE I – GRANT OF RIGHT-OF-WAY

1.01
The Grantor grants to the Grantee the full, free and uninterrupted right-of-way, easement, right and privilege, for itself, its servants, agents, contractors, licensees and invitees to enter, pass and repass over the Land for the purpose of constructing, operating, maintaining and using the Recreation Improvements described or shown in Schedule “A” to this Agreement.

1.02	The rights herein granted are subject to the terms and conditions of the Development Agreement and:

(a)	if there is any inconsistency between a provision of this Agreement and a provision of the Development Agreement, the Development Agreement will prevail; and

(b)	capitalized terms used in this Agreement or the recitals of it and not defined herein will be given the meaning accorded to them in the Development Agreement.

ARTICLE II – DURATION

2.01
The duration of the Right-of-Way granted will be for the term of years beginning on the reference date of this Agreement and ending on the date of the expiration or earlier termination of the Development Agreement.

ARTICLE III – FEES

3.01	As Fees for the rights granted by this Agreement, the Grantee will pay the Fees to the Grantor the times and in the manner specified in Article V of the Development Agreement.

ARTICLE IV – GRANTEE’S COVENANTS

4.01	In addition to the Grantee’s covenants contained in the Development Agreement, the Grantee covenants with the Grantor:

(a)	to use the Land solely for the purpose for which this Right-of-Way is granted and in accordance with the Development Agreement;

(b)	to pay and discharge when due all charges incurred by or on behalf of the Grantee for electricity, gas and other utilities supplied to the Land;

(c)	to operate and to keep the Recreation Improvements situate on it in a safe, clean and sanitary condition and in good repair and to repair according to notice;

(d)	on the expiration or earlier termination of the term of this Agreement, to peaceably quit, surrender, yield up and deliver the Land and the Recreation Improvements situate on it to the Grantor in a safe, clean and sanitary condition and in good repair (reasonable wear and tear excepted) and all right, interest and estate of the Grantee in the Land and the Recreation Improvements situate on it will cease and vest in the Grantor in accordance with the Development Agreement;

(e)	to permit the Grantor, its servants and agents at all reasonable times to enter on and inspect the Land and the Recreation Improvements situate on it;

(f)
not to cut, destroy or remove timber or trees standing on the Land except in compliance with an agreement issued under the Forest Act, and in compliance with that Act and the Forest and Range Practices Act, and then only to the extent necessary to develop the Land in compliance with the Development Agreement; and

(g)	to comply with all conditions as outlined in Schedule “B” to this Right-of-Way.

ARTICLE V – ASSIGNMENT

5.01
The Grantee may not sell, assign, or subtenure this Right-of-Way without the prior written consent of the Grantor in accordance with Article XVI of the Development Agreement except to the extent necessary to permit its customers and Independent Operators to use the Controlled Recreation Area in the normal course of business of the Grantee.

ARTICLE VI – MISCELLANEOUS

6.01
This Agreement does not confer any right to the Grantee to interfere with the rights of any Person under or by virtue of the operation of the Mineral Tenure Act, Petroleum and Natural Gas Act, Coal Act, Forest Act or Water Sustainability Act or any certificate, Lease, permit or licence issued under any of those Acts.

6.02	This Agreement and the rights granted by it are subject to:

(a)	all subsisting exceptions and reservations of interests, rights, privileges and titles contained in any previous Crown Grant of the Controlled Recreation Area or any part thereof;

(b)
all subsisting grants to, or rights of, any Person made or registered under the Land Act, the Land Title Act, the Ministry of Lands, Parks and Housing Act or any other enactment of the Province of British Columbia including without limitation the Coal Act, the Forest Act, the Mineral Tenure Act, the Petroleum and Natural Gas Act, the Range Act, the Wildlife Act or the Water Sustainability Act whether or not the Grantee has actual notice of them; and

(c)	the exceptions and reservations of rights, interests, privileges, and titles referred to in section 50 of the Land Act.

6.03	The terms and provisions of this Agreement are binding upon and enure to the benefit of the parties, their successors and permitted assigns.

6.04
The Grantor is under no obligation under this Agreement to provide access to the Land or to maintain or improve any existing or future access roads. This provision does not limit any right of the Grantee in respect of any Tenure or interim Tenure in accordance with its terms and conditions.

6.05	Any default under the Development Agreement will be a default under this Agreement; any default under this Agreement will be a default under the Development Agreement.

ARTICLE VII – INTERPRETATION

7.01	In this Agreement, unless the context otherwise requires the singular includes the plural and the masculine includes the feminine gender and a corporation.

7.02	The headings of Articles are for convenience of reference only and are not to be construed as defining or in any way limiting the scope or intent of the provisions of this Agreement.

7.03	This Agreement will be interpreted according to the laws of the Province of British Columbia.

7.04
Where there is a reference to an enactment of the Province of British Columbia in this Agreement, that reference includes a reference to any subsequent enactment of the Province of British Columbia of like effect, and, unless the context otherwise requires, all statutes referred to in this Agreement are enactments of the Province of British Columbia.

7.05
If any section of this Agreement or any part of a section is found to be illegal or unenforceable, that part or section, as the case may be, will be considered separate and severable and the remaining parts or sections, as the case may be, will not be affected and they will be enforceable to the fullest extent permitted by law.

7.06	All schedules to this Agreement form part of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SIGNED on behalf of HER MAJESTY THE
QUEEN IN RIGHT OF THE PROVINCE OF
BRITISH COLUMBIA by the Ministry responsible
for the Land Act or the Ministry of Lands, Parks and
Housing Act or the Minister’s authorized representative

___________________________________
Authorized Signatory

SIGNED on behalf of
BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
by its general partner WHISTLER BLACKCOMB HOLDINGS INC.

___________________________________
Authorized Signatory

SCHEDULE “A” TO THE RIGHT-OF-WAY

Insert legal description of the land and a plan showing the land outlined in bold

Insert description of lifts etc

Insert description of purpose of land use

SCHEDULE “B” TO THE RIGHT-OF-WAY – ADDITIONAL CONDITIONS OF TENURE

The Developer agrees:

1.	List Conditions

SCHEDULE “G” – LICENCE

FORM OF LICENCE
(For Non-Permanent Recreation Improvements, such as portable lifts)

THIS LICENCE is dated for reference Month Day, Year.

BETWEEN

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF BRITISH COLUMBIA, as represented by the Minister of Forests, Lands and Natural Resource Operations, Parliament Buildings, Victoria, British Columbia V8V 1X4

(the “Licensor”)

AND
BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
4545 Blackcomb Way, Whistler, British Columbia V0N 1B4

(the “Licensee”)

WHEREAS

A.
The Licensor and the Licensee are parties to a Master Development Agreement (the “Development Agreement”) dated for reference the Day day of Month, Year, for the operation and Development of the Resort;

B.
In accordance with the Development Agreement, the Licensee has agreed to grant a licence over various parcels of land in the Controlled Recreation Area to the Licensee on the terms and conditions contained in this Licence;

NOW THEREFORE in consideration of the Fees payable and the covenants and agreements set forth in this Licence, the parties agree as follows.

ARTICLE I – GRANT OF LICENCE

1.01	The Licensor grants to the Licensee the parcel or parcels of land described in and shown outlined in bold on Schedule “A” to this Licence (the “Land”).

1.02	This Licence, and the estate granted by it, are subject to the terms and conditions of the Development Agreement and:

(a)	if there is any inconsistency between a provision of this Licence and a provision of the Development Agreement, the provision of the Development Agreement will prevail; and

(b)	capitalized terms used in this Licence or the recitals to it and not defined herein will be given the meaning accorded to them in the Development Agreement.

ARTICLE II – TERM

2.01	To have and to hold the Land unto the Licensee for the term of years beginning on the reference date of this Licence and ending on the expiration or earlier termination of the Development Agreement.

ARTICLE III – FEES

3.01	The Licensee will pay to the Licensor as rent, without any deduction or setoff, the Fees in the manner and at the time specified in Article V of the Development Agreement.

ARTICLE IV – LICENSEE’S COVENANTS

4.01	In addition to the Licensee’s covenants contained in the Development Agreement, the Licensee covenants with the Licensor;

(a)
to use the Land solely to construct, operate and maintain the Recreation Improvements and for the purpose described or shown in Schedule “A” to this Licence and any ancillary improvements or uses as contemplated by the Resort Master Plan and the Development Agreement;

(b)	to pay and discharge when due all charges for electricity, gas and other utilities supplied to the Land;

(c)	to keep the Land and the Recreation Improvements situate on it in a safe, clean and sanitary condition and in good repair and to repair according to notice;

(d)
on the expiration or earlier termination of the term of this Licence, to peaceably quit, surrender, yield up and deliver the Land and the Recreation Improvements situate on it to the Licensor in a safe, clean and sanitary condition and in good repair (reasonable wear and tear excepted) and all right, interest and estate of the Licensee in the Land and the Recreation Improvements situate on it will cease and vest in the Licensor in accordance with the Development Agreement;

(e)	to permit the Licensor, its servants and agents at all reasonable times to enter on and inspect the Land and the Recreation Improvements situate on it;

(f)
not to cut, destroy or remove timber or trees standing on the Land except in compliance with an agreement issued under the Forest Act, and in compliance with that Act and the Forest and Range Practices Act, and then only to the extent necessary to develop the Land in compliance with the Development Agreement; and

(g)	to comply with all conditions as outlined in Schedule “B” to this Licence.

ARTICLE V – ASSIGNMENT

5.01
The Licensee may not sell, assign, or sublicence this Licence without the prior written consent of the Licensor in accordance with Article XVI of the Development Agreement except to the extent necessary to permit its customers and Independent Operators to use the Controlled Recreation Area in the normal course of business of the Licensee.

ARTICLE VI – MISCELLANEOUS

6.01
The Licensee is under no obligation under the terms of this Licence to provide access to the Land or to maintain or improve any existing or future access roads. This provision does not limit any right of the Licensee in respect of any Tenure or interim Tenure in accordance with its terms and conditions.

6.02
Any interference with the rights of the Licensee under this Licence by virtue of the operation of the Mineral Tenure Act, Petroleum and Natural Gas Act, Coal Act, Forest Act, or Water Sustainability Act or any certificate, Lease, permit or licence issued under any of those Acts will not constitute a breach of the Licensor’s implied covenant of quiet enjoyment.

6.03	This Licence and the estate herein granted is subject to:

(a)	all subsisting exceptions and reservations of interests, rights, privileges and titles contained in any previous Crown Grant of the Controlled Recreation Area or any part thereof;

(b)
all subsisting grants to, or rights of, any Person made or registered under the Land Act, the Land Title Act, the Ministry of Lands, Parks and Housing Act or any other enactment of the Province of British Columbia including without limitation the Coal Act, the Forest Act, the Mineral Tenure Act, the Petroleum and Natural Gas Act, the Range Act, the Wildlife Act or the Water Sustainability Act whether or not the Licensee has actual notice of them; and

(c)	exceptions and reservations of rights, interests, privileges and titles referred to in section 50 of the Land Act.

6.03	Any default under the Development Agreement will be a default under this Licence; any default under this Licence will be a default under the Development Agreement.

6.04	The terms and provisions of this Licence are binding upon and enure to the benefit of the parties, their successors and permitted assigns.

ARTICLE VII – INTERPRETATION

7.01	In this Licence, unless the context otherwise requires, the singular includes the plural and the masculine includes the feminine gender and a corporation.

7.02	The headings of Articles are for convenience of reference only and are not to be construed as defining or in any way limiting the scope or intent of the provisions of this Licence.

7.03	This Licence will be interpreted according to the laws of the Province of British Columbia.

7.04
Where there is a reference to an enactment of the Province of British Columbia in this Licence, that reference includes a reference to any subsequent enactment of the Province of British Columbia of like effect and, unless the context otherwise requires, all statutes referred to in this Licence are enactments of the Province of British Columbia.

7.05
If any section of this Licence or any part of a section is found to be illegal or unenforceable, that part or section, as the case may be, will be considered separate and severable and the remaining parts or sections, as the case may be, will not be affected and they will be enforceable to the fullest extent permitted by law.

7.06	All schedules to this Licence form part of this Licence.

IN WITNESS WHEREOF the parties have executed this Licence as of the day and year first above written.

SIGNED on behalf of HER MAJESTY
THE QUEEN IN RIGHT OF THE PROVINCE
OF BRITISH COLUMBIA by the Minister responsible
for the Land Act or the Ministry of Lands, Parks and Housing Act or
the Minister’s authorized representative

___________________________________
Authorized Signatory

SIGNED on behalf of
BLACKCOMB SKIING ENTERPRISES LIMITED PARTNERSHIP
by its general partner WHISTLER BLACKCOMB HOLDINGS INC.

___________________________________
Authorized Signatory

SCHEDULE “A” TO THE LICENCE

Insert legal description of the land and a plan showing the land outlined[

Insert description of the Recreation Improvements

Insert description or purpose of land use

SCHEDULE “B” – TO THE LICENCE – ADDITIONAL CONDITIONS OF TENURE

The Developer agrees:

1.	List Conditions

SCHEDULE “H” – ENVIRONMENTAL REQUIREMENTS

Operations and Development activities will be carried out in compliance with all relevant legislation in such a way as to minimize adverse environmental impacts, with consideration of but not limited to:

•	impacts to fish and wildlife;

•	wildfire hazard;

•	terrain stability;

•	solid and liquid waste management;

•	water management, including drainage, erosion and sediment control and drinking water;

•	risk of contamination, including fuel and lubricant storage and transportation;

•	timely revegetation of exposed soil;

•	invasive plant species, noxious and nuisance weeds;

•	forest health and ecology, and;

•	air quality and greenhouse gas emissions.

Operations and Development activities will be carried out consistent with all environmental requirements within applicable legislation and regulation, will comply with Industry Standards, and will utilize best management practices as accepted by the Province. Best management practice refers to a practice or combination of practices that are determined to be the most appropriate means of preventing or managing potential impacts, having regard to Industry Standards. Best management practices may change or evolve over time and are made available to the public through the Provincial government website.

Development activities will be carried out under the supervision and direction of a designated Environmental Monitor, Qualified Person, and/or Provincial government representative.

SCHEDULE “I” – OPERATING COVENANTS

1.01	The Developer will:

(a)	maintain sufficient staff to manage, supervise, maintain and operate the Controlled Recreation Area;

(b)	maintain and repair all Recreation Improvements including, but not limited to, the Lifts and all ancillary facilities, in keeping with Industry Standards;

(c)
maintain, in the Controlled Recreation Area, a first aid office with trained first aid attendants and station a sufficient number of first aid toboggans, complete with necessary equipment, for each major Lift and provide a sufficient number of first aid caches to serve the Controlled Recreation Area;

(d)	maintain, in the Day Use Facility or other nearby building, a holding area for injured people;

(e)
provide and maintain, or cause to be maintained, snow removal services on all Access Routes, other than provincial or municipal highways for which the Province or municipality has indicated that the Province or municipality, as applicable, has responsibility, service roads and Parking Facilities (provided that nothing in this Master Development Agreement requires the Developer to maintain any highway (as that term is defined in the Transportation Act) outside the Controlled Recreation Area);

(f)	at all times during the term of the Master Development Agreement when the Recreation Improvements are being operated as a ski area for alpine skiing,

(i)	clearly delineate the patrolled ski area;

(ii)	maintain avalanche forecasting, patrol and control for all parts of the patrolled ski area;

(iii)	maintain the Trails in accordance with Industry Standards, including the use of snowcats or similar vehicles and grooming equipment to pack and groom the Trails;

(iv)	maintain a qualified staff of trained ski patrol to serve the skiing public during winter hours of operation; and

(v)	maintain a dispatch office on the mountain through which all snow safety programs and the dispatching of patrollers will be handled;

(g)	upon the written request of the Province, erect information signs indicating that the Controlled Recreation Area is under the management and control of the Developer;

(h)
establish and maintain a preventative maintenance program on all Lifts, provide for trained maintenance personnel to be available in the event of an emergency shut-down of a Lift and operate the Lifts in accordance with the lawful requirements of Government Agencies;

(i)	provide Ski Trail identification signs in the Controlled Recreation Area that are consistent with international standards and include skier ability required;

(j)
maintain appropriate traffic and direction signs, adequately supervise the flow of traffic in the Parking Facilities and otherwise supervise and control the Parking Facilities in accordance with Industry Standards;

(k)
not impose any charge for the use of surface Parking Facilities without the prior written consent of the Province provided, however, that the Province will not unreasonably withhold its consent to a charge for the use of Parking Facilities if that is the common practice in comparable ski and four season destination resort developments in British Columbia and if the Province consents to the Developer imposing a charge it will be included in Gross Revenue;

(l)
operate, or cause to be operated, a ski school. Ski school instructors must be certified by the Canadian Ski Instructors Alliance or the Professional Ski Instructors of America or the international equivalent;

(m)	not charge the public for the use of brown bag rooms or sanitation facilities; and

(n)
deliver to the Province a detailed statement of Gross Revenue, Golf Revenue and Independent Operator Revenue for each Financial Year in accordance with Article V of the Master Development Agreement, signed by two officers of the Developer, which must include a breakdown of the number of users of the Recreation Improvements and the Controlled Recreation Area together with a summary statement of the amounts paid by those users to the Developer and a summary statement of all complimentary passes or passes including a discount issued to users of the Recreation Improvements and the Controlled Recreation Area. The Province may request further details, ie. breakdown of the number of users, from time to time.

SCHEDULE “J”- CONDITIONS OF TENURES

The Developer agrees that:

1.
It is estimated that at build-out, based on the approved Resort Master Plan dated December 2013, the Comfortable Carrying Capacity (CCC) will be 18,520. Please see the following table for a summary of bed unit entitlement and allocation.

	2014	At
	Existing	Buildout
Comfortable Carrying Capacity	15,500	18,520	¹
Balanced Resort Capacity (CCC x 1)	15,500	18,520
Total Rating Points	38	36
Ratio of Bed Units Earned to BRC	120%	110%
Bed Units Earned	18,600	20,372
RMOW Approved Bed Units	7,500	7,500
Bed Units Earned but not granted	11,100	12,872
Bed Units Allocated to development sites	7,500
Bed Units Used on development sites	7,500
Total Bed Units allocated but not used (Whistler & Blackcomb)	441
Total Unallocated Bed Units (Whistler & Blackcomb)	34
Total Available Bed Units for Development at Blackcomb or Whistler currently recognized by the RMOW	475 [2]

¹ Excludes lifts in Blackcomb Glacier Park
2 Of the 475 remaining Bed Units at Whistler, the RMOW currently acknowledges that 134 Bed Units are considered to be available for future development at either Whistler or Blackcomb.

** The 475 available bed units are held jointly between the both Whistler and Blackcomb Master Development Agreements and are not separate and alone.

The maximum bed units approved through the Resort Master Plan is 20,372 based on the following calculation:

Single-family: 6 bed units
Condominium/townhouse: 4 bed units
Hotel room: 2 bed units

The Resort Municipality of Whistler (RMOW) has capped the maximum allowable bed units to 7,500; therefore, prior to the Developer applying to the Province to purchase bed units that surpass the RMOW bed unit cap, they will be required to work with the RMOW to have the bed unit cap lifted.

2.	The Phasing Schedule includes all development within the Development Area, whether on private or on Crown Lands.

3.	N/A - A covenant for Design Guidelines will be developed for the Resort and placed on title of all properties within the Resort Development Area.

4.
Employee housing, appropriately phased and balanced with employment, will be provided by the Developer, with 10% of housing dedicated to employee housing in each phase after Phase 1, unless agreed to by the Province.

Archaeology & Heritage:

5.
Prior to any alterations to the land for any particular development phase, the Developer commits to hiring a Professional Archaeologist (one who is eligible to hold a HCA Section 14 Permit) to conduct an Archaeological Overview Assessment (AOA). An AOA report will be submitted to the Archaeology Branch for review. The Developer commits to following the final AOA recommendations prior to development-related land alterations. Recommendations may include conducting Archaeological Impacts Assessments (AIA) for specific future developments.

Provincial Parks:

6.	The Developer will finalize/sign off on a mutually agreed upon Partnership Agreement with BC Parks.

7.
The Developer will work with BC Parks representatives to develop a reasonable Impact Assessment Process to measure the effect of developments on Park resources and visitor experiences. Mitigation measures will include gated park entry, signage, safety and avalanche messages.

8.
The Developer will not request approval from the Province for installation of the lifts in Blackcomb Glacier Park prior to 2020. Before proceeding with an application for these lifts within Blackcomb Glacier Park, Whistler Blackcomb will lead a public consultation process along with the involvement of BC Parks.

Public Recreation

10.
The Developer commits to work with the Province to designate year-round, non-motorized public access corridors through the Development Area to Garibaldi Park. Specifically the required access is winter and summer access to the park (including an alternate to Rescue Road access).

11.
The Developer commits to providing appropriate signage in the Development Area to help the public and park visitors navigate their way from the village through the Development Area on the designated access corridors.

12.	The Developer commits to maintaining an ongoing policy for backcountry lift access on Blackcomb Mountain.

Municipal Sewer System

13.
The Developer will provide the Resort Municipality of Whistler with a schematic plan and forecasts for wastewater disposal needs for all mountain facilities within 2 years of the date of the execution of this Agreement.

Traffic and Parking

14.
Prior to approval of development at Cheakamus and South Base and any new parking spaces, the Developer will work with the Ministry of Transportation and the Resort Municipality of Whistler to complete Traffic Impact Assessments and address any demands that the development of these areas may have on traffic and the Function Junction/Highway 99 intersection.

Health Care Facilities

15.	The Developer will actively participate in periodic review of facility demands and requirements with Vancouver Coastal Health Authority and the Resort Municipality of Whistler.

Fire Prevention & Protection

16.	The Developer will actively participate in the Resort Municipality of Whistler Fire Smart Program.

Access through Sliding Centre

17.	Within 2 years of signing this Agreement the Developer will survey the portion of the Mountain Access Road that passes through the Sliding Centre Lease (File 2408831 ) on DL 8103.

SCHEDULE "K" – PRIOR RIGHTS

1.01
All subsisting exceptions and reservations of interests, rights, privileges and titles contained in any previous Crown Grant of the Controlled Recreation Area or any part thereof from the date of the Prior Agreement, up to and including the Commencement of this Agreement.

1.02
All subsisting grants to, or rights of, any Person made or registered under the Land Act, the Land Title Act, the Ministry of Lands, Parks and Housing Act or any other enactment of the Province of British Columbia including without limitation the Coal Act, the Forest Act, the Mineral Tenure Act, the Petroleum and Natural Gas Act, the Range Act, the Wildlife Act or the Water Sustainability Act whether or not the Developer has actual notice of them from the date of the Prior Agreement, up to and including the Commencement of this Agreement.

1.03
Exceptions and reservations of rights, interests, privileges and titles referred to in section 50 of the Land Act from the date of the Prior Agreement, up to and including the Commencement of this Agreement.